                    ASSET PURCHASE AGREEMENT




                          by and among



               NATIONAL SERVICE INDUSTRIES, INC.,
                     a Delaware corporation

               NATIONAL SERVICE INDUSTRIES, INC.,
                      a Georgia corporation

                     NSI ENTERPRISES, INC.,
                    a California corporation




                               and




                       G&K SERVICES, INC.




                    Dated as of May 30, 1997

                        TABLE OF CONTENTS


 ARTICLE 1 - PURCHASE AND SALE OF ASSETS ................................      1
  1.1   Purchased Assets ................................................      1
  1.2   Excluded Assets .................................................      4
  1.3   Certain Intellectual Property Rights of Seller and the
        Affiliates ......................................................      5
  1.4   Nonassignable Contracts or Permits 6
  1.5   Subcontract Agreement ...........................................      8

ARTICLE 2 - ASSUMPTION OF LIABILITIES ...................................     10

ARTICLE 3 - PURCHASE PRICE ..............................................     11
  3.1   Purchase Price 11
  3.2   Payment of Purchase Price .......................................     12
  3.3   Rental Revenue Adjustment .......................................     12
  3.4   New Inventory Procedures 16
  3.5   Closing Schedules ...............................................     16
  3.6   Dispute Resolution ..............................................     17
  3.7   Gain Sharing on Subsequent Disposition of Linen Plants;
        Payment of Linen Shortfall ......................................     17
  3.8   Method of Payment ...............................................     20
  3.9   Exclusive Remedy ................................................     20
  3.10  Allocation of Purchase Price ....................................     20
  3.11  Sales Taxes; Property Taxes; Expenses ...........................     21
  3.12  Treatment of Hold Tickets .......................................     22

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES  .............................     22
  4.1   Organization and Authority  .....................................     22
  4.2   Financial Information  ..........................................     23
  4.3   Compliance with Other Instruments  ..............................     23
  4.4   Title to Assets .................................................     24
  4.5   Real Property  ..................................................     24
  4.6   Personal Property Leases  .......................................     25
  4.7   Intellectual Property  ..........................................     25
  4.8   Litigation  .....................................................     26
  4.9   Court Orders, Decrees and Laws  .................................     26
  4.10  Labor and Employment Agreements .................................     26
  4.11  Pension and Welfare Plans .......................................     27
  4.12  Environmental Matters ...........................................     28
  4.13  Rental Invoices and List of Sale Accounts .......................     29
  4.14  Customer Contracts ..............................................     29
  4.15  Customer Prices and Terms .......................................     29

                                      (i)

  4.16  Covered Accounts ................................................     29
  4.17  Consents ........................................................     29
  4.18  Conduct of Business .............................................     30
  4.19  Business Organization ...........................................     31
  4.20  Other Contracts .................................................     31
  4.21  Restrictive Covenants ...........................................     32
  4.22  Licenses and Permits ............................................     32
  4.23  Inventory  ......................................................     32
  4.24  Accounts Receivable   ...........................................     33
  4.25  Brokers .........................................................     33
  4.26  General Warranties ..............................................     33

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PURCHASER .................     33
  5.1   Organization and Authority ......................................     33
  5.2   Compliance with Other Instruments ...............................     33
  5.3   Brokers .........................................................     34

ARTICLE 6 - COVENANTS OF SELLER .........................................     34
   6.1  Conduct of Business; Performance ................................     34
   6.2  HSR Act Filing ..................................................     34
   6.3  Consents ........................................................     34
   6.4  Access and Information ..........................................     36
   6.5  Noncompetition; Nonsolicitation; and Confidentiality ............     36
   6.6  Monthly Financial Statements ....................................     39
   6.7  Notification of Certain Matters .................................     39
   6.8  Continuation Obligations  .......................................     40
   6.9  Environmental Remediation Obligations of Seller .................     40
   6.10 Subsequent Assignment of the Transition Services Agreement ......     41
   6.11 Zoning Assurances ...............................................     41
   6.12 Permitted Encumbrances ..........................................     42
   6.13 Real Property ...................................................     42
   6.14 Supply Contracts ................................................     42

ARTICLE 7 - COVENANTS OF PURCHASER  .....................................     43
   7.1  HSR Act Filings .................................................     43
   7.2  Employee Matters ................................................     43
   7.3  Financing   .....................................................     45
   7.4  Other Matters ...................................................     45
   7.5  Title Policy ....................................................     45

ARTICLE 8 - CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION  .............     45
   8.1  Representations and Warranties ..................................     46
   8.2  Absence of Litigation ...........................................     46

                                      (ii)

   8.3  Consents and Approvals ..........................................     46
   8.4  Opinion of Counsel to Seller ....................................     46
   8.5  Absence of Changes ..............................................     46
   8.6  Delivery of Financials ..........................................     47
   8.7  Real Estate .....................................................     47
   8.8  Financing .......................................................     47

ARTICLE 9 -CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS .................     47
   9.1  Representations and Warranties ..................................     47
   9.2  Absence of Litigation  ..........................................     48
   9.3  Consents and Approvals  .........................................     48
   9.4  Opinion of Counsel to Purchaser  ................................     48

ARTICLE 10 - CLOSING  ...................................................     48
  10.1  Closing  ........................................................     48
  10.2  Deliveries by Seller   ..........................................     48
  10.3  Deliveries by Purchaser .........................................     49

ARTICLE 11 -TERMINATION PRIOR TO CLOSING  ...............................     49
  11.1  Termination of Agreement  .......................................     49
  11.2  Termination of Obligations   ....................................     50

ARTICLE 12 - TRANSITION SERVICES AGREEMENT  .............................     50

ARTICLE 13 - INDEMNIFICATION  ...........................................     50
  13.1  Indemnification by Seller   .....................................     50
  13.2  Indemnification by Purchaser  ...................................     51
  13.3  Definitions  ....................................................     51
  13.4  Third Party Claims  .............................................     51
  13.5  Deductible for Seller's Obligations; Maximum Liability  .........     53
  13.6  Claims Period  ..................................................     53

ARTICLE 14 - MISCELLANEOUS  .............................................     53
  14.1  Publicity   .....................................................     53
  14.2  Bulk Sales Laws  ................................................     54
  14.3  Best Efforts   ..................................................     54
  14.4  Further Acts and Assurances  ....................................     54
  14.5  Notices   .......................................................     54
  14.6  Construction  ...................................................     55
  14.7  Knowledge  ......................................................     56
  14.8  Attachments  ....................................................     56
  14.9  Dispute Resolution  .............................................     56
  14.10 No Reliance  ....................................................     57

                                     (iii)

  14.11 Saturdays, Sundays and Legal Holidays  ..........................     58
  14.12 Confidentiality  ................................................     58
  14.13 Parties Bound by Agreement  .....................................     58
  14.14 Counterparts   ..................................................     58
  14.15 Headings  .......................................................     58
  14.16 Modification and Waiver  ........................................     58
  14.17 Severability   ..................................................     58
  14.18 Agreement as to Certain Matters  ................................     59
  14.19 Access to Records   .............................................     59
  14.20 Entire Agreement ................................................     59
  14.21 No Express or Implied Warranties ................................     60

                                      (iv)

Page 10
                                     LIST 1


                            EXHIBITS
Exhibit A -    Acquired Facilities
Exhibit B -    Subcontract Agreement
Exhibit C -    Term Sheet
Exhibit D -    Opinion of Counsel to Seller
Exhibit E -    Opinion of Counsel to Purchaser
Exhibit F -    Assignment and Assumption of Leases
Exhibit G -    Bill of Sale and General Assignment
Exhibit H -    Assumption Agreement
Exhibit I -    Transition Services Agreement


                            SCHEDULES

Schedule Description                                   Schedule
Number

Owned Real Property .....................................            1.1(b)
Vehicles ................................................            1.1(h)
Purchase Orders, etc ....................................            1.1(i)(ii)
Certain Lease Agreements ................................            1.1(i)(iii)
Real Property Leases ....................................            1.1(i)(iv)
Leases for Personal Property ............................            1.1(i)(v)
Collective Bargaining Agreements ........................            1.1(i)(vi)
Prepaid Items ...........................................            1.1(l)
Licenses, Trademarks and Tradenames .....................            1.1(m)
National Accounts .......................................            1.5
Contribution Obligations ................................            2(e)
Gain Sharing; Revenue Adjustment ........................            3.7
Foreign Qualifications of Seller ........................            4.1
Financial Statements ....................................            4.2
Real Property ...........................................            4.5
Intellectual Property ...................................            4.7
Litigation ..............................................            4.8
Court Orders, Decrees, Laws .............................            4.9
Labor Relations .........................................            4.10
Benefit Plans ...........................................            4.11
Environmental Matters ...................................            4.12
Customer Prices & Terms .................................            4.15
Consents ................................................            4.17

                                      (v)

Conduct of Business .....................................            4.18
Other Contracts .........................................            4.20
Restrictive Covenants ...................................            4.21
Licenses & Permits ......................................            4.22
Inventory ...............................................            4.23
Seller Brokers ..........................................            4.25
Buyer Brokers ...........................................            5.3
Certain Consents ........................................            6.3
Access and Information ..................................            6.4
Environmental Remediation ...............................            6.9
Zoning ..................................................            6.11
Certain Employees .......................................            7.2(a)
Severance Benefits ......................................            7.2(c)
Delivery of Financials ..................................            8.6(a)
Knowledge ...............................................           14.7


                                      (vi)

                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of this 30th day of May, 1997, by and among each of NATIONAL SERVICE
INDUSTRIES, INC., a Delaware corporation ("Parent"), NATIONAL SERVICE INDUSTRIES, INC., a Georgia corporation ("Seller"), NSI ENTERPRISES, INC., a California corporation ("Enterprises") (but only with respect to Article 4 and
Section  6.5  hereof)  and  G&K   SERVICES,   INC.,   a  Minnesota   corporation
("Purchaser");

                            RECITALS:

     1. Seller is a direct, wholly owned subsidiary of Parent and conducts, among other things, the businesses of the supply for hire of clean, laundered, continuous towel, table linen, napkins, bar wipes, bed linen, aprons, chef coats and pants, lab coats and other flat linens and kindred items, uniforms, rest room service, dust control supply, commercial laundry and facility-based direct sales in each case at the facilities listed on Exhibit A (the "Acquired Facilities") (the foregoing businesses, exclusive of the sterile healthcare supply and laundry businesses conducted through Seller's NPAC division (the "NPAC Business"), are hereinafter referred to collectively as the "Business");

     2. Purchaser desires to purchase from Seller and certain other direct or indirect subsidiaries of Parent and other entities controlled by or under common control with Parent (each an "Affiliate"), and Seller and each such Affiliate desire to sell to Purchaser, the Business as a going concern and certain assets and rights owned and/or used by Seller or the Affiliates in the Business, upon the terms and conditions set forth in this Agreement; and

     3. Purchaser also desires to assume from Seller and the Affiliates, and Seller and the Affiliates desire to assign to Purchaser, certain liabilities and obligations of Seller and such Affiliates relating to the Business, upon the terms and conditions set forth in Article 2 of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                            ARTICLE 1

                   PURCHASE AND SALE OF ASSETS

     1.1 Purchased Assets. Except as otherwise  specifically provided in Section
1.2 hereof, subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer and deliver, and Parent agrees to cause any Affiliate to sell, assign, transfer and deliver, to Purchaser, and Purchaser agrees to purchase and accept from Seller or any such Affiliate, as applicable, at and as of the Closing Date (as hereinafter defined), all of Seller's or such Affiliate's right, title and interest in and to the Business as a going concern and all of the following properties, assets and rights, relating exclusively to the Business and existing as of the Closing Date (collectively, the "Purchased Assets"):

           (a) all customer lists, customer files and route books relating to customers of the Business (the accounts of such customers as related solely to the Business, in addition to the customer accounts representing the Jacksonville Volume (as defined below), are referred to hereinafter as the "Covered Accounts");

           (b) all Owned Real Property (as defined below) described on Schedule 1.1(b), which Schedule shall be revised on or prior to the Closing Date to reflect the legal descriptions of each parcel of Owned Real Property set forth on the respective Title Commitment (as defined below) relating thereto;

           (c) all linens, garments, mats, mops, towels and other rental items, along with laundry bags and tie covers which are in used condition and located at either (i) an Acquired Facility; (ii) any customer location associated with a Covered Account; (iii) on any vehicle listed on Schedule 1.1(h) hereof or that are leased by Seller or an Affiliate pursuant to that certain Lease by and between Rollins Leasing Corp. and Parent, dated December 13, 1982 (collectively, the "Leased Vehicles"); or (iv) on the premises of a third party processor of such items (a "Processor's Premises") (collectively, the "In-Service Inventory");

           (d) subject to the inventory guidelines set forth in Section 3.4 hereof, all new, never processed linens, garments, mats, mops, towels and other rental items, laundry bags and tie covers, and all new, unopened paper products located at an Acquired Facility (collectively, the "New Inventory"). Together, the New Inventory and the In-Service Inventory are referred to herein as the "Inventory;"

           (e) all CRT cabinets, mop handles and frames, paper towel cabinets, bag racks, air freshener dispensers and soap and tissue dispensers located at either (i) an Acquired Facility; (ii) any customer location associated with a Covered Account; or (iii) on any vehicle listed on Schedule 1.1(h) hereof or on any Leased Vehicle (collectively, the "Restroom Service Products");

           (f) all machinery, fixtures, furniture, equipment, materials, parts, supplies, tools and other tangible property owned by Seller and which are located at either (i) an Acquired Facility; (ii) any customer location associated with a Covered Account; (iii) on any vehicle listed on Schedule 1.1(h) hereof or on any Leased Vehicle; (iv) on a Processor's Premises; or
     (v) in any third party repair shop;

           (g) all rolling stock (exclusive of vehicles) used or held for use, including, without limitation, delivery carts, hampers and buggies located at either (i) an Acquired Facility; (ii) any customer location associated with a Covered Account; (iii) on any vehicle listed on Schedule 1.1(h) hereof or on any Leased Vehicle; or (iv) on a Processor's Premises;

           (h)  all vehicles listed in Schedule 1.1(h) hereto;

           (i) all rights under all contracts and agreements, oral or written, used by Seller or any Affiliate in the conduct of the Business which are in effect as of the Closing Date (all of such contracts and agreements being hereinafter referred to collectively as the "Contracts"), including, without limitation, (i) subject to the provisions of Section 1.5 hereof, all customer contracts pertinent to the Covered Accounts; (ii) all purchase orders, nonproprietary software license agreements listed on Schedule 1.1(i)(ii), and other license agreements, service agreements and maintenance agreements; (iii) all lease agreements listed on Schedule 1.1(i)(iii) under which Seller is lessor of portions of the Owned Real Property; (iv) all Real Property Leases (as defined below) listed on
     Schedule 1.1(i)(iv); (v) all lease and sublease agreements for tangible personal property located at the Acquired Facilities, including without limitation, the Personal Property Leases (as defined below) listed on
     Schedule 1.1(i)(v); and (vi) the Collective Bargaining Agreements (as defined below) listed on Schedule 1.1(i)(vi);

           (j) to the extent transferable, all permits, authorizations and licenses used by Seller or an Affiliate in the conduct of the Business (collectively, the "Transferable Permits");

           (k) all accounts receivable relating to the Covered Accounts and other receivables relating exclusively to the Business which are outstanding as of the Closing Date, without regard to whether or not such accounts receivable have been fully reserved for as uncollected accounts receivable or written off as uncollectible accounts, but exclusive of any Hold Tickets (as defined below) (the "Accounts Receivable");

           (l) all prepaid items that are listed in Schedule 1.1(l) to the extent Purchaser is able to use such prepaid items in the ordinary course of the Business following consummation of the transactions contemplated by this Agreement (the "Prepaid Items");

           (m)  the  intellectual   property  listed  on  Schedule  1.1(m)  (the
     "Intellectual Property"), and any federal and state registrations or applications for registration relating thereto; and

           (n) all of Seller's rights under all manufacturing warranties from third parties relating solely to the Purchased Assets.

     1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the following properties, assets and rights (the "Excluded Assets") shall not be transferred to Purchaser and therefore are not a part of the Purchased Assets:

           (a) all cash (whether positive or negative), marketable securities and other cash equivalents of Seller as of the Closing Date, inclusive of any unbooked accounts receivable represented by uncollected C.O.D. accounts outstanding as of the Closing Date (collectively, the "Hold Tickets"), which Hold Tickets will be treated in the manner contemplated by Section
     3.12 hereof;

           (b) all rights under contracts relating to the NPAC Business (and, accordingly, the term "Covered Accounts" shall not include any accounts of Seller to the extent related to the NPAC Business);

           (c) all trademarks, service marks, trade names, service names, logos and other like proprietary rights of Seller or any Affiliates, except for those set forth on Schedule 1.1(m);

           (d) all rights of Seller or any Affiliate to tax refunds, however arising, relating to the Purchased Assets and the Business for taxable periods prior to and including the Closing Date;

           (e) all rights of Seller to any reimbursements from governmental entities for environmental remediation or condemnation relating to any period prior to and including the Closing Date, as well as all rights of Seller to reimbursement from governmental entities for environmental remediation relating to payments actually made subsequent to the Closing Date, except as otherwise contemplated by Section 6.9(c);

           (f) all rights of Seller or its Affiliates in and to all of its proprietary software (except to the extent such software is listed on Schedule 1.1m), Seller's LinenHelper and LinenKeeper software package, training and technical manuals and aids, handbooks, videos, sales training materials, other proprietary materials relating generally to Seller or its company-wide operations, and those items or instructional aids constituting Seller's Smith System driver training module;

           (g) all rights of Seller or its Affiliates in and to (i) the Contract relating to Cleveland Mills Company and identified on Schedule 4.20 as item no. 1 thereon; and (ii) the Real Estate Leases relating to the property located at Route 3, Box 4, Headland, Alabama and Route 22 West, Ebensburg, Pennsylvania; except in the event Purchaser provides written notice to Seller, on or prior to the Closing Date, of Purchaser's intention to include such Contract or Real Estate Lease(s) in the definition of Purchased Asset hereunder (to the extent such Real Estate Lease(s) are excluded hereunder, such Real Estate Lease(s) shall be hereinafter referred to as the "Excluded Leases");

           (h) all rights of Seller or its Affiliates in and to (i) any and all contracts with American Print Towel, (ii) the Supply Agreement dated June 21, 1996 between Seller and Standard Textile Co., Inc. ("Standard Agreement"), (iii) the Supply Agreement dated June 28, 1996 between Seller and Artex International, Inc. ("Artex Agreement"), and (iv) the Agreement to provide Wastewater treatment Services, dated June 28, 1996 between AO Services, Fernandian Beach, FL and National Uniform Services Opa Locka, FL;

           (i) all rights of Seller or its Affiliates in and to any and all employment agreements for Employees of the Business including without limitation those employment agreements identified on Schedule 4.10 hereto and any and all severance agreements with Employees of the Business including without limitation those severance agreements identified on
     Schedule 4.10 hereto;

           (j)  all rights of Seller under this Agreement;

           (k) any assets which are excluded prior to the Closing in accordance with Section 1.5(c)(ii)(3); and

           (l) any and all other properties, assets and rights of Seller or an Affiliate which are not expressly listed or referred to in Section 1.1.

     1.3   Certain Intellectual Property Rights of Seller and the
Affiliates.

           (a) As noted in Section 1.2, except as set forth on Schedule 1.1(m), Seller and its Affiliates are not selling pursuant to this Agreement, and expressly reserve for their own exclusive use and benefit, all right, title and interest in and to all trademarks, service marks, trade names, service names, logos and other like proprietary rights of Seller and the Affiliates. Notwithstanding the foregoing, as soon as practicable after the Closing Date, Purchaser shall take, with respect to the plants identified on Exhibit A as industrial plants (each an "Industrial Plant"), all reasonably necessary and prompt action, including repainting the delivery trucks utilized by the Industrial Plants and which are being conveyed hereunder, to ensure that such marks, names, logos and other rights shall no longer be used in connection with or be associated with the Business conducted by the Industrial Plants; provided, that Seller hereby grants a nonexclusive license (the "Industrial Plants License") to Purchaser to use such marks, names, logos or other rights during a period which shall in no event exceed nine (9) months from the Closing Date as to such delivery trucks and sixty (60) days from the Closing Date as to all other Purchased Assets utilized by the Industrial Plants, if Purchaser is diligently proceeding to remove such association and undertakes reasonably necessary and prompt efforts to inform the public that Purchaser is not affiliated with Seller; and provided, further, that Purchaser shall be permitted to use tools, Inventory, Restroom Service Products and other items to which names other than those set forth on Schedule 1.1(m) and derivations thereof are affixed (and cannot be removed practicably) for the remaining lives of such items. Except as hereinafter provided, the license granted herein shall apply only to the Business conducted by the Industrial Plants and only to the extent and in the manner that such rights were used in the Business conducted by the Industrial Plants prior to the Closing Date.

           (b) Notwithstanding the foregoing, for the one (1) year period following the Closing Date (except in the case of Ft. Myers' Branch #196, in which case the applicable period will be nine (9) months from the Closing Date), Seller hereby grants a nonexclusive license (the "Linen Plants License") to Purchaser to use such marks, names, logos or other rights of Seller or an Affiliate to the extent such marks, names, logos or other rights appear on any Purchased Asset utilized by the plants identified on Exhibit A as linen plants (each a "Linen Plant"), and Purchaser shall not be required to take any affirmative steps whatsoever to ensure that such marks, names, logos and other rights not conveyed hereunder are not being used in connection with or associated with the Business conducted by the Linen Plants. Upon expiration of the term of the Linen Plants License, to the extent Purchaser has not entered into any binding purchase agreement with respect to the sale of all or substantially all of the assets and/or revenue base attributable to a Linen Plant (each, a "Linen Plant Sale"), Purchaser shall thereafter diligently proceed to take all reasonably necessary and prompt action, including repainting the delivery trucks utilized by such Linen Plant and that are conveyed hereby, so that such marks, names, logos and other rights shall not thereafter be used in connection with or be associated with the Business conducted by such Linen Plant. Purchaser shall further undertake such additional reasonably necessary and prompt efforts to inform the public that Purchaser is not affiliated with Seller; provided that Purchaser shall be permitted to use tools, Inventory, Restroom Service Products and other items to which names other than those set forth on Schedule 1.1(m) and derivations thereof are affixed (and cannot be removed practicably) for the remaining lives of such items. Except as hereinafter provided, the Linen Plants License granted herein shall apply only to the Business conducted by the Linen Plants and only to the extent and in the manner that such rights were used in the Business conducted by the Linen Plants prior to the Closing Date. Notwithstanding the foregoing, to the extent Purchaser has entered into any binding purchase agreement with respect to a Linen Plant Sale during the term of the Linen Plants License, Purchaser may sublicense its Linen Plants License to any buyer in a Linen Plant Sale, to the extent, and on the same terms as, the Industrial Plants License, provided that the term of such sublicense shall not commence until the effective time of the Linen Plant Sale pursuant to which such assets are conveyed to the buyer thereof.

     1.4   Nonassignable Contracts or Permits.  Except as otherwise provided  in
Section 6.3 hereof:

           (a) To the extent that assignment hereunder by Seller or any Affiliate to Purchaser of any Contract is not permitted or is not permitted without the consent of a third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. Notwithstanding the foregoing, this Section

     1.4(a) shall not be read in derogation of Seller's or any Affiliate's obligation to undertake all reasonable efforts to obtain such consents in accordance with Section 6.3 hereof.

           (b) If and to the extent that Seller or any Affiliate is unable to obtain any third party consent required for assignment of a Contract prior to Closing, Seller or such Affiliate shall continue to be bound by any such Contract until such time as it is able to obtain such third party consent (the "Non-Assigned Contract"). In such event, to the maximum extent permitted by law or the terms of the Non- Assigned Contract, (i) Seller or such Affiliate shall make the benefit of such Non-Assigned Contract available to Purchaser, and (ii) the assignment provisions of this Agreement shall operate to the extent permitted by law or the applicable Non-Assigned Contract to create a subcontract, sublease or sublicense with Purchaser to perform such Non-Assigned Contract at a fee equal to the monies, rights and other consideration receivable or payable by Seller or such Affiliate with respect to the performance by or enjoyment of Purchaser under such subcontract, sublease or sublicense. To the extent such benefit is made available, and/or such subcontract, sublease or sublicense is created, (i) Purchaser shall pay, perform and discharge fully all obligations of Seller or any Affiliate under any such Non-Assigned Contract after the Closing Date, (ii) Seller or such Affiliate shall, without further consideration therefor, pay and remit to Purchaser promptly any monies, rights and other consideration received in respect of such Non-Assigned Contract performance, and (iii) Seller or such Affiliate shall exercise or exploit its rights and options under all such Non-Assigned Contracts only as directed by Purchaser and at Purchaser's expense.

           (c) In the event Seller or such Affiliate cannot subcontract, sublease or sublicense such performance pursuant to the terms of such Non-Assigned Contract, then Purchaser shall loan the necessary employees, assets and property, including, without limitation, use of appropriate corporate or trade names, to permit timely performance by Seller or such Affiliate of such Non-Assigned Contract as provided therein. To the extent such employees, assets and property are made available, (i) Seller or an Affiliate shall pay, perform and discharge fully all obligations under any such Non-Assigned Contract after the Closing Date, (ii) Seller or such Affiliate shall, without further consideration therefor, pay and remit to Purchaser promptly any monies, rights and other consideration received in respect of such Non-Assigned Contract performance, and (iii) Seller or such Affiliate shall exercise or exploit their rights and options under all such Non-Assigned Contracts only as directed by Purchaser and at Purchaser's expense.

           (d) Purchaser agrees to indemnify and hold Seller or any Affiliate harmless from and against any liabilities or damages (including personal injury or property damage) incurred by them as a result of or in connection with any performance or nonperformance of any Non-Assigned Contract by Purchaser after the Closing Date under this Section 1.4, and Purchaser shall reimburse Seller or any Affiliate for all costs and expenses reasonably incurred after the Closing Date in connection with the performance by Seller or any Affiliate of their respective obligations under this Section 1.4, but shall not be obligated to reimburse Seller for any costs or expenses incurred in connection with Seller or such Affiliate's seeking and or obtaining any such third party consents.

           (e) If and when any third party consent to a Non- Assigned Contract shall be obtained or any such Non-Assigned Contract shall otherwise become assignable, Seller or any Affiliate shall promptly assign all of its rights and obligations thereunder or in connection therewith to Purchaser without payment of further consideration therefor, and Purchaser shall assume such rights and obligations.

           (f) To the extent any Permit is not assignable, either by its terms or as a matter of law, Seller or any Affiliate shall use all reasonable efforts to cooperate with and assist Purchaser in preparing and submitting any information or filings required in connection with the reissuance to Purchaser of any such Permit.

     1.5   Subcontract Agreement.

           (a) Notwithstanding anything contained in this Agreement to the contrary, with respect to those Covered Accounts that are governed by a multilocation or national account agreement between Seller and the owners of such accounts and which are set forth on Schedule 1.5 (the "Multilocation Linen Accounts"), Seller shall not assign any of its right, title, and interest in and to such agreements to Purchaser, but, instead, Purchaser and Seller will, at the Closing, enter into Subcontract
     Agreements (each, a "Subcontract Agreement"), substantially in the form attached hereto as Exhibit B, pursuant to which Purchaser shall provide service to such accounts to the extent that service to such accounts constituted a part of the Business. Notwithstanding the foregoing, in the event any multilocation or national account relates exclusively to any Covered Account(s) serviced solely by the Acquired Facilities, Seller or an Affiliate shall assign all of their respective right, title, and interest in and to such agreements to Purchaser in such multilocation or national account pursuant to the terms of this Agreement.

           (b) Any provision to the contrary notwithstanding, specifically including Section 14.13 hereof, Seller and each Affiliate hereby irrevocably consent to the assignment by Purchaser of all or a portion of Purchaser's rights under this Section 1.5 or any Subcontract Agreement to any other person or entity in connection with Purchaser's sale of all or substantially all of the assets and/or any relevant portion of the revenue base attributable to any Acquired Facility and such transferee shall thereafter have all of Purchaser's rights and obligations hereunder for the duration of the Subcontract Agreement.

           (c) Notwithstanding anything in this Agreement to the contrary, it is understood that the following provisions shall be applicable with respect to Covered Accounts for Industrial Items (as hereinafter defined) which are governed by multilocation or national accounts ("Multilocation Industrial Accounts"):

                (i) In the case of Multilocation Industrial Accounts which relate exclusively to Covered Accounts serviced solely by the Acquired Facilities, Seller or an Affiliate shall assign all of their respective right, title and interest in and to the agreements relating to such Accounts pursuant to the terms of this Agreement.

                (ii) Multilocation  Industrial Accounts not otherwise covered by
           Section 2.5(c)(i) (the "Special Industrial Accounts") shall be subject to the following provisions:

                     (1)  On or  before  June  12,  1997,  Seller  will  furnish
                Purchaser with two schedules, one of which (which will be designated as Schedule 1.5(c) - Assignable Special Industrial Accounts) will set forth those Special Industrial Accounts with respect to which Seller is willing to assign all of its rights with respect to the agreements relating thereto (subject to the provisions hereof) (the "Assignable Special Industrial Accounts"), and one of which (which will be designated as
                Schedule 1.5(c) - Non-Assignable Special Industrial Accounts) will set forth those Special Industrial Accounts with respect to which Seller is unwilling to assign all of its rights with respect to the agreements relating thereto (the "Non-Assignable Special Industrial Accounts").

                     (2) On the Closing Date, Seller or an Affiliate will assign all of its rights to the agreements relating to the Assignable Special Industrial Accounts to Purchaser. All Assignable Special Industrial Accounts will be considered Covered Accounts (and, except to the extent subcontracted to Seller by Purchaser in accordance with this paragraph (2), all revenue attributable thereto during the Industrial Measuring Period will be included as a part of the Average Weekly Industrial Revenue). To the extent Purchaser elects not to service any such Accounts or portions thereof included within the Assignable Special Industrial Accounts then Seller will enter into a subcontract agreement with Purchaser (on substantially the same terms as are set forth in the Subcontract Agreement, except that the respective roles of Seller and Purchaser shall be reversed), pursuant to which Seller will provide service to such Accounts or portions thereof.

                     (3) Prior to the Closing Date,  Seller and  Purchaser  will mutually determine to what extent, if any, and upon what terms, the Non-Assignable Special Industrial Accounts will be considered as a part of the Business. Absent a mutual written agreement to the contrary with respect to the Non-Assignable Special Industrial Accounts, those Accounts will be excluded from the Covered Accounts (and will be retained by Seller as
                Excluded Assets) and there shall be a reduction in the Base Price equal to the Average Weekly Industrial Revenue attributable to such Non-Assignable Special Industrial Accounts multiplied by 70 (and there shall be an appropriate corresponding reduction in each of the Total Base Revenue Amount and the Base Amount definitions).

           (d) Seller shall hold Purchaser harmless with respect to the subsequent resale of the Multilocation Linen Accounts in accordance with
     Section 3.7(e) hereto.

                                    ARTICLE 2

                            ASSUMPTION OF LIABILITIES

     Subject to the terms and conditions hereof, Purchaser shall assume and agree to perform the obligations of Seller set forth in clauses (a) through (g) below of this Article 2, relating to the Business and which are to be performed from and after the Closing Date (the "Assumed Liabilities"); provided that Purchaser shall not assume any other obligation or liability of Seller or any Affiliate that relates to or arises out of ownership of the Business prior to the Closing Date, whether absolute or contingent, known or unknown, contractual or otherwise (the "Excluded Liabilities"):

           (a) the performance obligations of Seller, any Affiliate or the Business under the Contracts, except that Purchaser is not assuming, and Seller shall retain each and every restoration obligation, if any, related to or arising out of (i) Seller's restoration obligations under that certain Lease Agreement dated January 15, 1990, by and between Clark Road, Inc. and Seller related to the Acquired Facility identified on Exhibit A as Portland Branch #133, or otherwise with respect to such Acquired Facility, and (ii) Seller's or any Affiliate's restoration obligations under that certain Agreement of Lease dated November 15, 1983, by and among L.B. Jackson, Jr., R.H. Edney, Jr. and Parent related to the Acquired Facility identified on Exhibit A as Corpus Christi Branch #424, or otherwise with respect to such Acquired Facility, but only to the extent, in either case, with respect to conditions that exist on the Closing Date;

           (b) subject to the provisions of Section 6.9(b), all obligations of Seller to conduct the Business in accordance with the compliance orders described in Schedule 2(b);

           (c) all obligations of Seller relating to the Hired Employees (as hereinafter defined) for the Accrued Employee Credit (as hereinafter defined), in addition to all performance obligations of Seller to withhold wages from any Hired Employee in satisfaction of any child support order or garnishment obligation;

           (d) with respect to the Employees of the Business only, all liabilities and obligations of Seller under the Collective Bargaining Agreements (and, in connection therewith, Purchaser hereby agrees to recognize the labor organizations set forth in Schedule 1.1(i)(vi) as the exclusive bargaining representatives of the Employees of the Business covered by the Collective Bargaining Agreements), except in the case of those employee benefit plans which by their terms Purchaser cannot assume;

           (e) all liabilities for contributions with respect to the Hired Employees for periods after the Closing Date, pursuant to the Collective Bargaining Agreements described herein and payable to the "multiemployer plans" (as defined under Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) described on Schedule 2(e) to which the Seller makes contributions on behalf of the Employees of the Business; provided, however, that such liabilities do not include any currently existing "withdrawal liability" (as described in Section 4201 of ERISA) of Seller or any Affiliate that is owing to any of such plans as a result of events occurring prior to the Closing Date;

           (f) all purchase orders to the extent related to the Business for goods not delivered or services not provided on or prior to the Closing Date; and

           (g) from and after the fourth anniversary of the Closing Date, but subject to the provisions of Section 6.9 hereof, all liabilities and obligations of Seller for environmental liabilities related to activities that precede the Closing Date and which are unknown as of the fourth anniversary of the Closing Date, to the extent they occur within the legal property boundaries of an Acquired Facility. Notwithstanding the foregoing limited assumption of Seller's environmental liabilities, or anything contained in this Agreement to the contrary, Seller shall at all times remain liable for any environmental liability that both (i) arises out of or relates to Seller or an Affiliate's ownership of the Business prior to the Closing Date and (ii) relates to off-site remediation obligations, "superfund" or similar type liability, whether or not such liability is known or unknown, contingent or otherwise.

                                   ARTICLE 3

                                 PURCHASE PRICE

     3.1 Purchase Price. Subject to the terms and conditions contained herein, in addition to Purchaser's assumption of the Assumed Liabilities, Purchaser agrees to pay a purchase price (the "Purchase Price") for the Purchased Assets in an amount equal to the total of: (a) Two Hundred Sixty-Three Million Five Hundred Thousand Dollars ($263,500,000) (the "Base Price"), subject to adjustment as provided in Sections 3.3 and 6.3(b), if applicable, below, plus
(b) an amount equal to ninety-seven percent (97%) of the face amount of the Accounts Receivable that are less than 91 days past due as of the Closing Date; plus (c) Seller's cost of the New Inventory, determined in accordance with
Section 3.4 below; plus (d) the book value of the Prepaid Items; minus (e) the accrued wages, bonuses and commissions, earned and accrued vacation and vested sick pay for the Hired Employees as of the Closing Date (the "Accrued Employee Credit").

     3.2 Payment of Purchase Price. The Purchase Price shall be paid to Seller as follows:

           (a) At the Closing, Purchaser shall assume the Assumed Liabilities pursuant to Article 2 above and shall pay Seller an amount (the "Cash
     Purchase Price") equal to the total of: (i) the Base Price, as adjusted pursuant to Sections 3.3 and 6.3(b), if applicable, below, plus (ii) ninety-seven percent (97%) of the estimated amount of the face amount of the Accounts Receivable that are less than 91 days past due as of the Closing Date, plus (iii) the estimated value of the New Inventory, plus
     (iv) the estimated book value of the Prepaid Items, minus (v) the estimated amount of the Accrued Employee Credit. In the case of items (ii) through
     (iv), such estimated amounts shall be determined based on the respective amounts thereof reflected on the Monthly Statement (as defined below) for the month immediately preceding the month in which the Closing occurs. With respect to the Accrued Employee Credit, Seller and Purchaser agree to jointly estimate at least one week prior to the anticipated Closing Date a reasonable amount to be credited against the Base Price at Closing.

           (b) Within fifteen (15) days after the Closing Schedules and the Adjustment Schedule (as such terms are defined below) become final in accordance with Section 3.6 below, (i) if the net amount payable for the New Inventory, the Accounts Receivable and the Prepaid Items, less the Accrued Employee Credit, as reflected on the Closing Schedules, plus or minus (as appropriate) the final value of the Disputed Adjustment Amount (as defined below) as resolved pursuant to Section 3.6 hereof, exceeds the net amount paid (or credited) for such items in the Cash Purchase Price, then Purchaser shall pay Seller the difference between such amounts, or
     (ii) if the net amount payable for the New Inventory, the Accounts Receivable and the Prepaid Items, less the Accrued Employee Credit, as reflected on the Closing Schedules, plus or minus (as appropriate) the final value of the Disputed Adjustment Amount as resolved pursuant to
     Section 3.6 hereof, is less than the net amount paid (or credited ) for such items in the Cash Purchase Price, then Seller shall pay Purchaser the difference between such amounts.

     3.3   Rental Revenue Adjustment.

           (a) Subject to the terms of this Section 3.3, if the Total Actual Revenue Value (as defined below) varies from the Total Base Revenue Value (as defined below), the Base Price (and, therefore, the Purchase Price) and the Deductible described in Section 13.5 below shall be adjusted as provided herein. If the variance between the Total Actual Revenue Value and the Total Base Revenue Value is less than one percent of the Total Base Revenue Value then no adjustment to the Base Price or the Deductible shall be made. If the Total Actual Revenue Value exceeds the Total Base Revenue Value by one percent or more of the Total Base Revenue Value, then the Deductible shall be increased by an amount equal to one percent of the Total Base Revenue Value and the Base Price shall be increased by the amount of the excess of such variance over such one percent figure. If the Total Base Revenue Value exceeds the Total Actual Revenue Value by at least one percent of the Total Base Revenue Value, then the Deductible shall be decreased by one percent of the Total Base Revenue Value, and the Base Price shall be decreased by the amount of excess of such variance over such one percent figure.

           (b) As soon as possible after the end of the Linen Measuring Period and the Industrial Measuring Period (as defined below), but in no event less than five (5) days after the end of such periods, Seller shall deliver to Purchaser a schedule showing those former customers of either an Industrial Plant or Linen Plant who quit service with Seller at any time between April 2, 1997, but prior to the normal contract maturity date of such customer, and who Seller reasonably believes began service with Purchaser thereafter. Upon receipt of such customer list, Purchaser shall promptly attempt to identify any existing customer of Purchaser who was so listed by Seller, and shall thereafter provide Seller with such supporting invoice and revenue detail as shall enable Seller to calculate the revenue amounts to be attributed to Migrated Linen Revenue and Migrated Industrial Revenue (as defined below). In connection therewith, Seller shall have the right to inspect all invoices and any of Purchaser's internal work papers relating to the determination and preparation of such customer detail.

           (c) As soon as possible after the end of the Linen Measuring Period and the Industrial Measuring Period, but in no event less than five (5) days before Closing, Seller shall deliver to Purchaser a schedule showing Seller's calculation of any rental revenue adjustment hereunder, with appropriate supporting back-up detail (the "Adjustment Schedule") and Purchaser shall have the right to inspect all invoices and any of Seller's internal work papers relating to the determination and preparation of the Adjustment Schedule; provided however, in the event Purchaser disputes, in good faith, the amount of any rental revenue adjustment as calculated by Seller pursuant to this Section 3.3, Purchaser shall pay Seller at Closing only that portion of the rental revenue adjustment as to which both Seller and Purchaser agree, with any remaining differences with respect to such adjustment (the "Disputed Adjustment Amount") being settled pursuant to the provisions of Section 3.6.

           (d) For purposes of this Section 3.3, the following definitions apply:

                     (i) "Total Base  Revenue  Value"  means the amount equal to
           (1) the sum of the weekly  volume of each Linen Plant  identified  on
           Schedule 3.7 (after giving effect to the inclusion or exclusion of the Acquired Facilities identified on Schedule 3.7 as Corpus Christi and Portland, as contemplated by Section 6.3(b) hereof), multiplied by 25, plus (2) $140,293,200 which is the sum of the weekly volume for the Acquired Facilities not identified on Schedule 3.7 (together with the Acquired Facility identified on Schedule 3.7 as Huntington), multiplied by 60. If each Acquired Facility identified on Schedule
           3.7 (excluding the Acquired Facility identified on Schedule 3.7 as Huntington) is included in the calculation of Total Base Revenue Value, the parties hereto agree that the sum of the weekly volume to be used for the purpose of clause (1) of the immediately preceding sentence shall be $1,600,692 with the corresponding product of that amount multiplied by 25 being $40,017,300, and, therefore, the Total Base Revenue Value shall be $180,310,500;

                     (ii) "Total Actual Revenue Value" means the amount equal to
           (1) the Average Weekly Linen Revenue multiplied by 25, plus (2) the Average Weekly Industrial Revenue multiplied by 60;

                     (iii) "Average Weekly Linen Revenue" means the sum of gross sales volume for service to customers of the Business of the Linen Plants during the Linen Measuring Period (exclusive of the Excluded Amounts) plus the Migrated Linen Revenue (as defined below) divided by the number of calendar weeks that comprise the Linen Measuring Period.

                     (iv) "Average Weekly Industrial Revenue" means the sum of gross sales volume for service to customers of the Business of the Industrial Plants, the gross sales volume for service to customers representing the Jacksonville Volume, plus the Migrated Industrial Revenue (as defined below), in each case during the Industrial Measuring Period (exclusive of the Excluded Amounts) divided by four
           (4);

                (v) "Migrated Linen Revenue" means the gross sales volume, if any, for service by Purchaser to former customers of the Business of the Linen Plants who, at any time from and after April 2, 1997 and prior to the end of the Linen Measuring Period, have quit service with Seller prior to the normal contract maturity date of such customers and who have actually begun service with Purchaser, as determined pursuant to Section 3.3(b) hereof (each, a "Converted Linen Customer"); provided, however, in connection with the calculation of Migrated Linen Revenue, only the actual invoiced amount attributable to a Converted Linen Customer from and after the date such Converted Linen Customer begins service with Purchaser through the end of the Linen Measuring Period (in each case, exclusive of any corresponding Excluded Amounts) shall be used.

                (vi) "Migrated Industrial Revenue" means the gross sales volume, if any, for service by Purchaser to former customers of the Business of the Industrial Plants who, at any time from and after April 2, 1997, and prior to the end of the Industrial Measuring Period, have quit service with Seller prior to the normal contract maturity date of such customers and who have actually begun service with Purchaser, as determined pursuant to Section 3.3(b) hereof (each, a "Converted Industrial Customer"); provided, however, in connection with the calculation of Migrated Industrial Revenue, only the actual invoiced amount attributable to a Converted Industrial Customer from and after the date such Converted Industrial Customer begins service with Purchaser through the end of the Industrial Measuring Period (in each case, exclusive of any corresponding Excluded Amounts) shall be used.

                     (vii) "Excluded Amounts" means with respect to any sales to customers of the Business during either the Linen Measuring Period or the Industrial Measuring Period, amounts derived from (1) discounts, allowances and other miscellaneous amounts; (2) taxes; (3) preparation charges; (4) rag sales; (5) linen replacement charges;
           (6)  industrial   replacement  charges;  and  (7)  other  replacement
           charges;

                     (viii) "Linen Measuring Period" means the period of consecutive calendar weeks, exclusive of any weeks in which a Holiday occurs, commencing on the opening of business on February 3, 1997 and ending at the close of business on the Friday that is at least two
           (2) weeks prior to the Closing Date (so long as such week is a week that contains no Holidays), but in no event later than June 15, 1997; provided, however, in the event all of the Schedule 8.6 Statements (as defined on Schedule 8.6) have not been finalized or if the parties have not received clearance under the HSR Act prior to July 3, 1997, or both, such end date shall be automatically extended to the earlier of (1) the Friday of the week as of which both the
           Schedule 8.6 Statements have been finalized and the parties hereto have received clearance under the HSR Act or (2) the Friday that is at least two weeks prior to the Closing Date;

                     (ix) "Industrial Measuring Period" means the period of four
           (4) consecutive calendar weeks, exclusive of any weeks in which a Holiday occurs, ending at the close of business on the Friday that is at least two (2) weeks prior to the Closing Date (so long as such week is a week that contains no Holidays), but in no event later than June 15, 1997; provided, however, in the event the Schedule 8.6 Statements have not been finalized or if the parties have not received clearance under the HSR Act prior to July 3, 1997, or both, such end date shall be automatically extended to the earlier of (1) the Friday of the week as of which both the Schedule 8.6 Statements have been finalized and the parties hereto have received clearance under the HSR Act or (2) the Friday that is at least two weeks prior to the Closing Date; and

                     (x) "Holiday" means the following holidays: President's Day, Memorial Day, the Fourth of July and any other legal bank holiday in the City of New York, as the exclusive holidays within either measuring period .

                     (xi) Notwithstanding anything in this Section 3.3(d) to the contrary, (1) to the extent any sales volume has been transferred by Seller on or after February 3, 1997 from any Acquired Facility and such sales volume is not based at an Acquired Facility as of the Closing Date, then such sales volume shall be excluded from the Average Weekly Linen Revenue and the Average Weekly Industrial Revenue, and (2) to the extent any sales volume has been transferred by Seller on or after February 3, 1997 to an Acquired Facility and such sales volume is based at an Acquired Facility as of the Closing Date, the average weekly revenue related to such sales volume during the Linen Measuring Period and the Industrial Measuring Period, as applicable, shall be included in the calculation of the Average Weekly Linen Revenue and the Average Weekly Industrial Revenue, as applicable.

     3.4 New Inventory Procedures. Representatives of Seller and Purchaser shall take a physical inventory of the New Inventory as of the Closing Date. Such physical inventory will be recorded in duplicate books, each of which the representatives of Seller and Purchaser shall sign. The New Inventory shall be valued at Seller's latest invoice cost, net of discounts but inclusive of freight, based on Seller's most recent invoices. Any dispute as to the grade or value of New Inventory items, or as to whether such items of New Inventory shall be unusable (which items Purchaser shall not be acquiring) shall be determined by Seller and Purchaser; provided, that in making such determination, any amount of New Inventory with quantities in excess of a six (6) months supply, as measured by each of Purchaser's and the Business' combined usage history with respect to such SKU, shall be deemed unusable with respect to such excess quantities, and shall not constitute a Purchased Asset, except that Purchaser shall have the option, but not the obligation, to acquire any such unusable item of New Inventory at a price and on terms that Seller and Purchaser may mutually agree to.

     3.5 Closing Schedules. Within forty-five (45) days after the Closing Date, Seller shall deliver to Purchaser the following schedules (the "Closing Schedules"), in each case as of the Closing Date: (i) a schedule of New
Inventory and Seller's latest invoice cost therefor, net of discounts, but inclusive of freight; (ii) a schedule of the Accounts Receivable; (iii) a schedule of the Prepaid Items; and (iv) a schedule of the Accrued Employee Credit. Except as otherwise provided in Section 3.4 for the New Inventory, the Closing Schedules shall be prepared by Seller in accordance with generally accepted accounting principles on a basis consistent with the Financial Statements.

     3.6   Dispute Resolution.

           (a) Purchaser and its representatives and accountants, at Purchaser's expense, shall have the right to review Seller's complete internal audit work papers or other back-up detail and substantiation relating to the Closing Schedules and the Adjustment Schedule until such time as the Closing Schedules and the Adjustment Schedule become final as provided herein.

           (b) Purchaser shall notify Seller in writing of any disputes to the Closing Schedules and the Adjustment Schedule within thirty (30) calendar days following Purchaser's receipt of all of the Closing Schedules (the "Review Period"). The parties shall attempt to resolve any such disputes through good faith negotiations within thirty (30) calendar days following the delivery of Purchaser's written notice thereof to Seller. If any differences are not resolved by agreement of representatives of Seller and Purchaser during the Review Period, such differences shall be submitted by any affected party for resolution to the Chicago, Illinois office of Ernst & Young. The determination of such independent accounting firm shall be set forth in a written report delivered to the parties and shall be final and binding upon all parties. Seller and Purchaser shall each be responsible for one-half of the fees of any such independent accounting firm employed pursuant to this paragraph.

           3.7  Gain Sharing on Subsequent Disposition of Linen
           Plants; Payment of Linen Shortfall.

           (a) Seller shall be entitled to additional Purchase Price (the "Gain Sharing Payment"), in an amount equal to the lesser of (i) one-half of the Linen Surplus (as defined below) or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000), if, and to the extent, the Aggregate Value (as hereinafter defined) exceeds the Base Amount (as hereinafter defined) (such excess, if any, is hereinafter referred to as the "Linen Surplus.") The Gain Sharing Payment, if any, shall be in addition to the Cash Purchase Payment and shall be payable by Purchaser as promptly as possible after the first anniversary of the Closing Date (the "First Anniversary") (and, in any event, within ten (10) business days after its final determination pursuant to this Section 3.7).

           (b) As used in this Section 3.7, the following terms shall have the following respective meanings:

                     (i) Aggregate Value shall mean (1) the sum of (A) the Sales Proceeds plus (B) the Remaining Value less (2) Capital Investment.

                     (ii) Sales Proceeds shall mean, with respect to each Linen Plant Sale that occurs on or prior to the First Anniversary, the sum of all consideration payable to Purchaser, or any subsidiary or affiliate thereof (including, without limitation, any assumption of liabilities in connection therewith), all as determined pursuant to the terms of the contract governing such Linen Plant Sale, including the net amount of any monies received or to be received by Purchaser or any subsidiary or affiliate of Purchaser that represent either condemnation or insurance proceeds with respect to a Linen Plant and that relate to events that precede the First Anniversary, reduced by
           (i) the value of any accounts receivable, all new, never processed inventory, prepaid assets and any other current assets attributable to such Linen Plant(s), in each case as of the closing date of the transaction; (ii) the actual out of pocket costs incurred by Purchaser in connection with or in anticipation of such Linen Plant Sale, including by way of illustration, and not limitation, legal, accounting, environmental assessment report, appraisal, real estate brokerage, investment banking or finder's fees; and (iii) the cost of any Withdrawal Liability (as defined in Section 7.2) that Purchaser becomes liable for with respect to such Linen Plant Sale. For purposes of calculating Sales Proceeds, any financing provided by Purchaser in connection with a Linen Plant Sale shall be valued at ninety-two percent (92%) of the face amount of such indebtedness as of the closing date of such Linen Plant Sale. In the event Seller elects to re-purchase any remaining Linen Plants from Purchaser, the parties agree to calculate the net proceeds to be received by Purchaser as a result of such sale in the manner set forth in the calculation of Sales Proceeds.

                     (iii) Remaining Value shall mean, subject to the terms of this Section 3.7(b)(iii), the aggregate value of any and all Linen Plants that were included in the calculation of the Base Amount and which are not sold by Purchaser on or prior to the First Anniversary, as determined by Purchaser in its reasonable discretion with due regard to all then existing facts and circumstances, including without limitation, any sale of rental revenue volume at such remaining Linen Plants, separate and apart from any corresponding sale of such Linen Plant's property, plant or equipment. Purchaser shall calculate its good faith estimate of the Remaining Value and shall deliver the same to Seller in writing within 45 days of the First Anniversary. With respect to those Linen Plants identified by Purchaser in its calculation of Remaining Value as Linen Plants that Purchaser intends to retain and operate from and after the First Anniversary, the value of such Linen Plant(s) for purposes of the Remaining Value calculation shall equal such Linen Plant'(s) total value, as set forth on Schedule 3.7 hereto.

                     (iv) Capital Investment shall mean the amount that is equal to the aggregate amount of any capital expenditures made by Purchaser (or any subsidiary or affiliate thereof) with respect to any Linen Plant that is disposed of prior to the First Anniversary or that Purchaser is attempting to sell as of the First Anniversary. Any capital expenditures made by Purchaser (or any subsidiary or affiliate thereof) with respect to any Linen Plant that Purchaser elects to retain and not sell will not be a Capital Investment for purposes of the calculation of Aggregate Value.

                     (v) Base Amount shall mean the sum of the total values of each Linen Plant listed on Schedule 3.7 together with the Industrial Plant identified on Schedule 3.7 as Huntington (after giving effect to the inclusion or exclusion of the Acquired Facilities identified on Schedule 3.7 as Corpus Christi and Portland, as contemplated by
           Section  6.3(b)  hereof ), as such  total  values  are  reflected  on
           Schedule 3.7 hereto, and reduced by the total value attributable to the Acquired Facility identified on Schedule 3.7 as Huntington in the event the assets or revenue attributable to such branch are not sold on or prior to the First Anniversary.

           (c)  Within  forty-five  (45)  days  after  the  First   Anniversary,
     Purchaser shall deliver to Seller a schedule showing Purchaser's calculation of the Gain Sharing Payment (if any) (the "Gain Sharing Schedule"), together with appropriate supporting back-up detail, and Seller shall have the right to inspect any of Purchaser's internal work papers relating to the determination and preparation of the Gain Sharing Schedule. In the event Seller disputes Purchaser's calculation of the Gain Sharing Payment or the Total Linen Proceeds (as defined below), Seller shall notify Purchaser in writing within thirty (30) calendar days following Purchaser's receipt of the same (the "Gain Sharing Review Period"). The parties shall attempt to resolve any such disputes through good faith negotiations within thirty (30) calendar days following the delivery of Seller's written notice thereof to Purchaser. If any differences are not resolved by agreement of representatives of Seller and Purchaser during the Gain Sharing Review Period, such differences shall be submitted by any affected party for resolution to the Chicago, Illinois office of Ernst & Young. The determination of such independent accounting firm shall be set forth in a written report delivered to the parties and shall be final and binding upon all parties. Seller and Purchaser shall each be responsible for one-half of the fees of any such independent accounting firm employed pursuant to this paragraph.

           As a part of the Gain Sharing Schedule, Purchaser shall separately set forth the Total Linen Proceeds attributable to the Multilocation Linen Accounts. "Individual Linen Proceeds" shall mean with respect to each Linen Plant Sale an amount equal to the Average Weekly Linen Revenue attributable to the Multilocation Linen Accounts sold in connection with such Linen Plant Sale multiplied by the multiplier generally applicable to the sale of revenue in connection with such Linen Plant Sale (as determined in good faith by Purchaser). "Total Linen Proceeds" shall mean the sum of all Individual Linen Proceeds.

           (d) Upon receipt of Purchaser's calculation of the Remaining Value, as contemplated by Section 3.7(b)(iii) hereof, with respect to those Linen Plants identified by Purchaser in its calculation as Linen Plants that remain available for purchase as of the First Anniversary, Seller shall have the option, and shall notify Purchaser in writing within twenty days of receipt of Purchaser's calculation, if it so elects, to re-purchase the

     Linen Plant(s) indicated in the notice at a price that is equal to Purchaser's valuation of such Linen Plant. In any event, Seller shall be deemed to have accepted Purchaser's valuation of each such Linen Plant for purposes of calculating the Remaining Value. With respect to any Linen Plant that Seller elects to purchase, Seller and Purchaser agree that the transfer of such Linen Plant shall be by the same type of deed, assignment of lease and/or bill of sale pursuant to which Purchaser acquired such Linen Plant in the first instance.

           (e) If the Total Linen Proceeds are less than the "Minimum Sales Price" (as hereinafter defined), then Seller shall pay to Purchaser an amount (the "Linen Shortfall") equal to (i) the Minimum Sales Price less
     (ii) the Total Linen Proceeds. As used herein, the term "Minimum Sales Price" shall mean an amount equal to (1) the aggregate total of the Average Weekly Linen Revenue attributable to the Multilocation Linen Accounts times
     (2) thirty (30). The Linen Shortfall, if any, shall be payable by Seller as promptly as possible after the First Anniversary (and, in any event within ten (10) business days after its final determination pursuant to this
     Section 3.7). Simultaneously with the payment of the Linen Shortfall, Purchaser shall (at Seller's election) transfer to Seller all of the Multilocation Linen Accounts which were not sold prior to the First Anniversary together with all In-Service Inventory related thereto.

     3.8 Method of Payment. Any amounts payable hereunder shall be paid by wire transfer of immediately available funds to an account designated by the intended recipient or otherwise as indicated. Any amounts payable under Sections 3.2 or
6.3 shall include interest on such amounts from the Closing Date to the date of such payment at a rate per annum equal to eight percent (8%) and any amounts payable under Section 3.7 shall include interest on such amounts from the First Anniversary to the date of such payment at a rate per annum equal to eight percent (8%).

     3.9 Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary, the dispute resolution and remedy provisions set forth in this Article 3 shall constitute the sole and exclusive remedy of the parties hereto with respect to the matters covered by this Article 3. Changes in rental revenues shall not be considered in determining whether the conditions precedent set forth in Article 8 have been satisfied (unless such change in rental revenue is the result of any change in the Business that would have a material adverse effect on the Business).

     3.10 Allocation of Purchase Price. Each party hereto agrees to report to the Internal Revenue Service such information concerning the allocation of Purchase Price as may be required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The Purchase Price, together with an amount attributable to the Assumed Liabilities, shall be allocated among the Purchased Assets based on the fair market values for the Purchased Assets in amount to be agreed upon by Purchaser and Seller and each party agrees that it will adopt and utilize such agreed values for purposes of completing and filing Form 8594 for federal income tax purposes. Neither Purchaser, nor Seller will voluntarily take any position inconsistent therewith upon examination of their respective federal tax return, in any claim, in any litigation or otherwise with respect to such tax return. Purchaser and Seller each agree to use their reasonable best efforts to mutually agree to the allocation contemplated by this Section 3.10 on or prior to the Closing Date.

     3.11  Sales Taxes; Property Taxes; Expenses.

           (a) Notwithstanding anything in this Agreement to the contrary, Purchaser shall pay all state and local sales and use taxes (if any), transfer taxes and documentary stamp taxes associated with the sale and conveyance of the Purchased Assets pursuant to this Agreement.

           (b) Subject to the terms of the Transition Services Agreement (as defined below), state and local real and personal property taxes, including any utility, water and sewer charges at the Acquired Facilities shall be prorated between Seller and Purchaser as of the Closing Date on the basis of the tax bills payable during the year of the Closing or, as applicable, utility bills for the billing period including the Closing Date. Purchaser shall pay the full amount of such taxes and utility charges upon receipt of any such bills after the Closing Date, and Seller, within 30 days of notice from Purchaser, will reimburse Purchaser for the amount of Seller or an Affiliate's pro rata share of such taxes and utility charges.

           (c) Seller will pay the fees and expenses incurred with respect to obtaining the Phase I Reports (as defined herein) for the Real Property, surveys and title work on the Owned Real Property performed in connection with the transactions contemplated hereunder, including, but not limited to, recording fees (exclusive of transfer taxes and documentary stamp taxes, if any), special assessments associated with the Purchased Assets or the Business, and any title insurance premiums due in connection with the Title Policy (as defined below) and any costs associated with the Title Endorsements (as defined below). The title insurance premiums due in connection with the Title Policy shall be based on a schedule of values for the Owned Real Estate prepared by Purchaser, a copy of which shall be delivered to Seller within five days prior to the Closing. To the extent that in the aggregate title insurance premiums are increased as a result of completion by Purchaser of appraisals of the Owned Real Property undertaken within a reasonable period of time following the Closing Date, then Seller shall reimburse Purchaser for any such additional costs and subject to the "tie-in" endorsement requested by Purchaser from the Title Company, Seller shall receive a credit for any decrease in such costs.

           (d) All filing fees payable with respect to the filings to be made by Purchaser and Seller under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall be paid by Purchaser.

           (e) Seller and Purchaser agree to share equally the cost of preparing and delivering the Schedule 8.6 Statements, provided that Purchaser's obligation under this Section 3.11(e) shall not exceed $60,000.

           (f) Except as otherwise expressly provided in this Agreement, Seller and Purchaser shall each pay their own respective costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including any finder's fees or brokerage or other commission arising by reason of any services rendered or alleged to have been rendered to such party in connection with this Agreement or the transactions contemplated herein.

     3.12 Treatment of Hold Tickets. At or as soon as practicable after the Closing, Seller will provide Purchaser with a statement of Hold Tickets outstanding as of the Closing Date. Purchaser agrees that for a period of 120 days after the Closing Date (the "Collection Period"), Purchaser will use reasonable efforts to collect the Hold Tickets. All payments received from customers having a Hold Ticket shall be applied to the invoice identified by such customer with its payment and all collected amounts shall thereafter be remitted to Seller by the fifteenth day of each month, until such Hold Tickets have been collected in full or otherwise written off by Seller as uncollectible. Notwithstanding the foregoing, Purchaser shall have no obligation to seek to collect any Hold Tickets beyond the Collection Period.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     Parent, Seller and Enterprises, hereby represent and warrant to Purchaser, with respect to themselves only, as follows:

     4.1   Organization and Authority.

           (a) Parent, Seller and each Affiliate are corporations or partnerships, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation; and Seller and each Affiliate has the corporate or partnership power to own, operate, use or lease the Purchased Assets and to conduct the operations of the Business as presently being conducted. Seller and each Affiliate is qualified or otherwise authorized to transact business as a foreign corporation or partnership in each jurisdiction listed in Schedule
     4.1 which constitute all jurisdictions in which the nature of the Business requires such qualification.

           (b) Each of Parent, Seller and Enterprises has all requisite corporate power and authority to execute and deliver this Agreement and perform their respective obligations hereunder. The execution and delivery of this Agreement by each of Parent, Seller and Enterprises and the performance by them of their respective covenants and agreements hereunder have been duly authorized by all necessary corporate or partnership action on their part. This Agreement has been duly executed and delivered by each of Parent, Seller and Enterprises and constitutes the valid and binding obligation of each, enforceable against them in accordance with its terms.

     4.2 Financial Information. Schedule 4.2(a) attached hereto contains the unaudited statements of assets and selected liabilities of the Business as of August 31, 1996, and August 31, 1995 and the related unaudited statements of revenues and operating expenses for each of the fiscal years ended August 31, 1996, August 31, 1995 and August 31, 1994 (the "Financial Statements"). Schedule 4.2(b) attached hereto contains the unaudited statements of assets and selected liabilities of the Business as of January 31, 1997 and January 31, 1996 and the related unaudited statements of revenues and operating expenses for the five-month period ended on each of such dates (the "Interim Statements"). The Financial Statements and the Interim Statements (i) are correct and complete in all material respects, (ii) have been prepared from the books and records of Seller with respect to the Business, (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, except (A) as otherwise set forth on Schedule 4.18, (B) that in the case of the statements of revenues and operating expenses, there has been no allocation of the charges outlined on Schedule 4.2(c) hereof, (C) the Financial Statements and the Interim Statements have no footnotes, (D) with respect to the statements of assets and selected liabilities as of August 31, 1996, and August 31, 1995 and January 31, 1996 the balances reflected in the line item for Assumed Liabilities are not complete, and (E) in the case of the Interim Statements such statements are subject to normal year-end adjustments consistent with those normal year-end adjustments contained within the Financial Statements; and (iv) fairly present in all material respects the Purchased Assets and Assumed Liabilities of the Business on the dates indicated and the revenues and operating expenses of the Business for the periods then ended. For purposes of this Agreement, "Latest Balance Sheet" means the statement of assets and selected liabilities as of January 31, 1997.

     In addition  to, and not in lieu of, the  foregoing,  upon  delivery of the
Schedule 8.6 Statements, Seller shall be deemed to represent and warrant that such Schedule 8.6 Statements (i) are correct and complete in all material respects, (ii) have been prepared from the books and records of Seller with respect to the Business, (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, and (iv) fairly present in all material respects the Purchased Assets and Assumed Liabilities of the Business on the dates indicated and the revenues and operating expenses of the Business for the periods then ended.

     4.3 Compliance with Other Instruments. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder will not: (a) conflict with or result in any violation of the charter documents or partnership agreement or bylaws of Parent, Seller or any Affiliate, (b) conflict with or result in (i) a breach of any agreement or instrument to which Seller or such Affiliate is a party and which is required to be identified on any Schedule delivered by Seller pursuant to this Agreement (except with respect to any requirement for consent to the assignment of any such agreement or instrument) or (ii) result in any violation of any federal, state or local law, regulation, ordinance or administrative order or any judgment or decree, applicable to Seller or any Affiliate and affecting the operation of the Business or the Purchased Assets (except with respect to the filing and expiration of the waiting period under the HSR Act); or (c) result in the creation of any material lien, charge or encumbrance of any kind or nature upon any of the Purchased Assets.

     4.4   Title to Assets.

           (a) Seller or an Affiliate has good and marketable title to each parcel of Owned Real Property and has good and valid title to each other asset constituting the Purchased Assets, free and clear of any security interest, mortgage, pledge, lien, charge, encumbrance, right of way, easement or adverse claim of any kind or nature, except (i) liens for current taxes not yet due and payable; and (ii) the imperfections of title, restrictions, easements, encroachments or encumbrances described in
     Schedule 4.4 (collectively, the "Permitted Encumbrances").

           (b) As of the Closing Date, Parent will cause Seller and each Affiliate to transfer good and marketable title to each parcel of Owned Real Property and good and valid title to each other asset constituting the Purchased Assets to Purchaser, free and clear of all liens and encumbrances of any kind or nature, except for the Permitted Encumbrances. The Purchased Assets, together with the assets described in the Transition Services Agreement and the assets described in Sections 1.2(g) and 1.2(h), include all assets necessary for the operation of the Business as it is currently being operated by Seller, and all such Purchased Assets are owned by either Seller, Enterprises or NSI Realty, L.P.

           (c) The vehicles listed on Schedule 1.1(h) hereof, together with the Leased Vehicles represent all of the vehicles that are used exclusively in the Business. Neither Seller, nor an Affiliate owns any other machinery, fixtures, furniture, equipment, materials, parts, supplies, tools or other tangible property that are used exclusively in the Business except to the extent such items are located at either (i) an Acquired Facility; (ii) any customer location associated with a Covered Account; (iii) on any vehicle listed on Schedule 1.1(h) hereof or on any Leased Vehicle; (iv) on a Processor's Premises; or (v) in any third party repair shop.

           (d) Schedule 4.4(d) identifies each asset of Seller or an Affiliate that is used in the Business but that is not used exclusively in the Business.

     4.5 Real Property. There is listed on Schedule 4.5 (i) a description of all real property owned by Seller or an Affiliate and used exclusively in the Business (the "Owned Real Property"), (ii) a description of all lease agreements under which Seller is lessor of portions of the Owned Real Property, and (iii) a description of all lease and sublease agreements (other than the Excluded Leases, the "Real Property Leases") for real property used by Seller in the

Business (the "Leased Real Property") (the Leased Real Property and the Owned Real Property are referred to herein collectively as the "Real Property"). True and complete copies of the Real Property Leases have been delivered to Purchaser, including all amendments, supplements and modifications thereof. Except as indicated in Schedule 4.5:

           (a) All Real Property Leases are valid, binding and enforceable against Seller in accordance with their respective terms and there does not exist under any such Real Property Lease any material default or any event which with notice or the lapse of time or both would constitute a material default thereunder against Seller, and to Seller's knowledge, against the other parties thereto;

           (b) None of the structures or improvements on the Owned Real Property encroaches upon real property of another person, and no structure or improvement of any other person substantially encroaches upon any of the Real Property, except those encroachments identified as a Permitted Encumbrance;

           (c) There are no other matters affecting the Owned Real Property pending, or, to the knowledge of Seller (i) there are no other matters affecting the Leased Real Property pending or (ii) with respect to the Real Property, threatened, which, either individually or in the aggregate, could have a material adverse effect on any Acquired Facility or the Business or the Purchased Assets taken as a whole (collectively, a "Material Adverse Effect"); and

           (d) All Real Property Leases are assignable to Purchaser without such assignment constituting an event of default thereunder.

     4.6 Personal Property Leases. There is listed in Schedule 1.1(i)(v) a description of any leases relating to each item of tangible personal property leased by Seller or any Affiliate for use exclusively in the operation of the business and having rental payments in excess of $25,000 annually (the "Personal Property Leases"). All Personal Property Leases are valid, binding and enforceable against Seller, and to Seller's knowledge, against the other parties thereto, in accordance with their respective terms and there does not exist under any such Personal Property Lease any material default or any event which with notice or the lapse of time or both would constitute a material default thereunder against Seller, and to Seller's knowledge, against the other parties thereto. True and complete copies of the Personal Property Leases have been made available to Purchaser, including all amendments supplements and modifications thereof.

     4.7   Intellectual Property.  With respect to the
Intellectual Property and the license agreements listed on
Schedule 1.1(i)(ii) and except as indicated on Schedule 4.7:

           (a) No interference actions or other judicial or adversary proceedings concerning the Intellectual Property is pending, and to Seller's knowledge, no such action or proceeding is threatened and to Seller's knowledge, there is no reasonable basis for any action or proceeding, which if adversely determined, would have a Material Adverse Effect;

           (b) Seller has the right and authority to use the Intellectual Property in connection with the conduct of the Business in the manner presently conducted, and Seller has not received written notice that such use conflicts with, infringes upon or violates any rights of any other person, firm or corporation; and

           (c) There are no outstanding, nor to Seller's knowledge, any threatened disputes involving Seller or an Affiliate with respect to any licenses or similar agreements or arrangements described in Schedule 1.1(i)(ii).

     4.8 Litigation. Except as set forth on Schedule 4.8, with respect to the Business or the Purchased Assets, no suit, action, cause of action, claim for relief, complaint, proceeding, hearing, governmental investigation, administrative claim or charge is pending or, to the knowledge of Seller, threatened in writing against Seller or any Affiliate and which could have a Material Adverse Effect.

     4.9 Court Orders, Decrees and Laws. Except as disclosed in Schedule 4.9, with respect to the Business or the Purchased Assets: (a) there is no outstanding nor, to the knowledge of Seller, any threatened, order, writ, judgment, injunction or decree of any court or governmental agency against or involving Seller or any Affiliate which could have a Material Adverse Effect;
(b) Seller is not operating under or subject to, or in default with respect to, any order, writ, judgment, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign which could have a Material Adverse Effect;
(c) Seller is not in violation of or in noncompliance with any statute, law, ordinance or regulation of any government or department or agency thereof in the conduct of the Business which could have a Material Adverse Effect; and (d) Seller is not in violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to the Business or the Purchased Assets which could have a Material Adverse Effect.

     4.10 Labor and Employment Agreements. Schedule 4.10 identifies (i) each collective bargaining agreement and other labor agreement to which Seller is a party or by which it is bound with respect to the Business (the "Collective Bargaining Agreements"); and (ii) each written or, to Seller's knowledge, material oral agreement, providing a management-level Employee of the Business with rights to employment, compensation or benefits related thereto (other than benefits under Welfare Plans or Retirement Plans as defined in Section 4.11 hereof). Seller is not, and to Seller's knowledge, no other party to any such agreement is in default with respect to any material term or condition thereof, nor, to Seller's knowledge, has any event occurred which through the passage of time or notice, or both, would constitute a material default thereunder by Seller or any other party to such agreement, or would cause the acceleration of any material obligation of Seller or any other party to such agreement. Seller has delivered to Purchaser true and complete copies of all written agreements identified in Schedule 4.10. Except as set forth in Schedule 4.10:

           (a) Since January 1, 1995, no unfair labor practice complaint has been brought or, to Seller's knowledge, threatened, against Seller with respect to any Hired Employees, former employees of the Business or labor organization with respect to the Business, before any federal, state or local agency, no labor strike affecting Seller has been brought nor, to Seller's knowledge, is threatened, and no grievance has been brought since January 1, 1997 that rises to step 3 or 4 of the relevant grievance procedure, and to Seller's knowledge no basis for any such unfair labor practice complaint exists which, if adversely determined, could have a Material Adverse Effect;

           (b) Since January 1, 1995, no organization or representation petition has been filed or, to Seller's knowledge, threatened, respecting the Employees of the Business, and no such proceeding has been brought since January 1, 1995.

           (c) Since January 1, 1995, no arbitration proceeding arising out of or under any Collective Bargaining Agreement has been brought or, to Seller's knowledge, is threatened with respect to the Employees of the Business, and no basis for any such proceeding exists which, if adversely determined, could have a Material Adverse Effect; and

           (d) With respect to any Employee of the Business covered by a Collective Bargaining Agreement, Seller has not engaged in any course of conduct or otherwise pursued any practice of bestowing any benefits upon such Employees of the Business which would be enforceable against Purchaser and which are not required pursuant to any Collective Bargaining Agreement.

     4.11  Pension and Welfare Plans.

           (a) Attached hereto as Schedule 4.11(a) is a list of each group life insurance, disability, medical, dental, severance pay and other plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) currently maintained or contributed to by Seller for the Employees of the Business (each a "Welfare Plan").

           (b) Schedule  4.11(b) lists each deferred  profit  sharing,  deferred compensation and pension plan (including without limitation each multiemployer plan defined under Section 4001(a)(3) of ERISA) that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) currently maintained or contributed to by Seller for the Employees of the Business (each a "Retirement Plan").

           (c) Seller has delivered to Purchaser true and complete copies of the plan documents for each Welfare Plan and each Retirement Plan, as amended to date (other than with respect to plan documents for a multiemployer plan defined in Section 4001(a)(3) of ERISA).

     4.12  Environmental Matters.  Except as disclosed on Schedule 4.12:

           (a) With respect to each Acquired Facility, (i) Seller is not aware of any citation, inquiry, notice or request by any governmental authority indicating that Seller is in violation or that alleges any violation of any applicable Environmental Laws (as defined below) in any material respect;
     (ii) Seller is in material compliance with all other applicable limitations, restrictions, conditions and prohibitions contained in any Environmental Laws; (iii) Seller is not subject to or bound by any consent decree or order concerning the operation of the Business or any of the Purchased Assets with respect to environmental matters or the cleanup of hazardous materials under any applicable Environmental Law; and (iv) Seller is in compliance, in all material respects, with the compliance orders described in Schedule 2(b).

           (b) No hazardous materials have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Real Property by Seller, or to Seller's knowledge, any prior owner or occupier of the Real Property, nor has any activity been undertaken on the Real Property by Seller, or to Seller's knowledge, any prior owner or occupier of the Real Property, that has caused any of the following: (i) the Real Property to become a permitted treatment, storage or disposal facility within the meaning of the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. 6901 et seq., or any similar state law or local ordinance, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Real Property within the ambit of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. 9601-9657, as amended) or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Act, 33 U.S.C. 1251 et seq., or the Clean Air Act, 42 U.S.C. 7401 et seq., or any similar state law or local ordinance.

           (c) To Seller's knowledge, with respect to each Acquired Facility, there currently are no above ground or underground tanks located under, in or about the Real Property. The storage tanks listed on Schedule 4.12 have been duly registered with all appropriate regulatory and governmental bodies and are each otherwise in compliance in all material respects with applicable Environmental Laws.

           (d) As used in this Agreement, "Environmental Laws" means any federal, state or local statute, law, code, ordinance, rule or regulation relating to: (i) the emission of pollutants into the atmosphere, (ii) the discharge of pollutants into the water or the ground water, (iii) the disposal of solid or hazardous waste, or (iv) the release of hazardous materials into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air.") As used in this Agreement "hazardous materials" means any waste, pollutant, substance, by-product or other material regulated under the CERCLA, RCRA or other federal environmental law, rule or regulation (or similar state or local law, rule or regulation) as well as any petroleum or petroleum-derived substance or waste.

     4.13 Rental Invoices and List of Sale Accounts. Seller has heretofore made available to Purchaser copies of all of Seller's customer invoices for the Business for customers whose average weekly revenues exceed $500 for a one (1) week period preceding April 18, 1997. Such customer invoices are correct in all material respects (except that the identity and addresses of customers have been deleted), are based upon actual delivery of services at prices agreed upon by the respective customers and stated therein, any applicable discounts are stated therein and such invoices fairly present in all material respects the weekly billings to such customers for the period indicated.

     4.14 Customer Contracts. At least 90% of the customers of the Business whose average weekly revenues exceed $500 during the period from and after February 3, 1997 are being serviced under written customer service agreements or purchase orders, which are valid, binding, and in full force and effect. In connection with any Covered Account that is to be governed by the terms of any Subcontract Agreement, as contemplated by Section 1.5 hereof, Seller represents and warrants that the provision of services to be made by Purchaser to any such Covered Accounts shall not conflict with or result in a breach of any service agreement to which Seller or such Affiliate is a party and which governs such Covered Account.

     4.15 Customer Prices and Terms. With respect to the customers of the Business whose average weekly revenues exceed $500 during the period from and after February 3, 1997, except as set forth in Schedule 4.15 (which shall identify customer names and approximate weekly revenues with respect to each exception), since January 1, 1997, no such customer has quit and Seller has received no written notice, or to Seller's knowledge, verbal notice, from any such customer of its intention to quit service with Seller; and there are no customer accounts which have made deposits or prepayments which remain as liabilities of Seller.

     4.16 Covered Accounts. The Covered Accounts to be sold to Purchaser hereunder will represent each and every customer agreement, whether oral or written, arising out of the Business conducted at each Acquired Facility as of the Closing Date, in addition to that number of customer agreements, whether oral or written, representing not less than $27,000 in weekly revenue as of the week ending May 2, 1997, and that arise out of Seller's Jacksonville Branch #336 (the "Jacksonville Volume"). Notwithstanding the foregoing, except as contemplated by Section 3.3 hereof, Seller shall not be deemed to be making any representation or warranty with respect to any minimum sales volume represented by the Jacksonville Volume.

     4.17 Consents. Except as disclosed in Schedule 4.17, there are no consents, approvals or other authorizations of, orders or notifications of, registrations, declarations or filings with, any governmental or judicial authority (other than as required pursuant to the HSR Act), or consents, approvals, authorizations or notifications of any other third party pursuant to (i) the Real Property Leases,
(ii) the Personal Property Leases; (iii) the Other Contracts; (iv) customer service agreements or purchase orders with any customer of the Business whose average weekly revenues exceed $500 during the period from and after February 3, 1997; or (v) the Collective Bargaining Agreements (collectively, the "Material Contracts") which are required in connection with the valid execution, delivery or performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, other than those consents, approvals, authorizations, orders, notifications, registrations, declarations or filings the failure to obtain or make which could have a Material Adverse Effect.

     4.18 Conduct of Business. Except as set forth on Schedule 4.18, since January 31, 1997 there has not been:

           (a) Any increase in encumbrance against the Owned Real Property, or change in the condition (financial or other), properties, assets or liabilities of the Business, except changes in the ordinary course of business, none of which has had or will have a Material Adverse Effect;

           (b) Any change in the billing or pricing methods or practices followed by Seller in the Business or any change in depreciation or amortization policies or rates theretofore adopted, except changes in the ordinary course of business;

           (c) Any sale, transfer, lease, abandonment or other disposition by Seller, other than in the ordinary course of the Business, of any inventory, supplies, vehicles, machinery, equipment or other operating properties or other assets included among the Purchased Assets, including any relocation or transfer of any Purchased Assets from an Acquired Facility to any other facility of Seller or an Affiliate;

           (d) Any change by Seller in its methods of accounting with respect to the Business;

           (e) Any change by Seller in its policies for timing and recognition of allowances, rebates, concessions from vendors and similar items with respect to the Business;

           (f) Any business interruption, damage, loss or other occurrence having a Material Adverse Effect, whether or not covered by insurance, as a result of any accident, fire, casualty, act of God or the public enemy, or any labor dispute or disturbance;

           (g) Any conduct of the Business other than in the ordinary course (or otherwise contemplated hereunder), including without limitation any change in or implementation of severance compensation benefits for any Employee of the Business, any material change in the prices charged by Seller in the

     Business, any material deviation from past standards of quality of products and services or any material reduction in efforts or funds expended by Seller to (i) repair and maintain vehicles and other equipment to be sold to Purchaser hereunder, (ii) replace inventories of merchandise held for sale to customers, (iii) promote and sell new items and accounts, (iv) purchase and maintain inventories of supplies and repair parts, and (v) perform all other activities required to maintain the long-term viability and quality of the Business;

           (h) Any terminations, changes or violations by Seller of any of the leases, including without limitation, the Real Property Leases, Material Contracts, commitments, licenses or other arrangements of the Business, except as required hereunder or as such changes or terminations occur in the ordinary course of business, none of which terminations, changes or violations shall have had a Material Adverse Effect;

           (i) Any violations by Seller of any permits, licenses, restrictive covenants, laws or regulations binding on Seller which could have a Material Adverse Effect; and

           (j) Any other occurrence, event or condition with respect to Seller or otherwise to Seller's knowledge which could have a Material Adverse Effect.

     4.19 Business Organization. During the period beginning on the date of the Latest Balance Sheet and continuing up to and including the Closing Date, Seller has used and will use its best efforts to preserve the Business intact, and to keep available to Purchaser the services of the present Employees of the Business, to the extent that Purchaser may retain such services pursuant to this Agreement.

     4.20 Other Contracts. Attached hereto as Schedule 4.20 is a true and complete list of the Contracts (other than the Real Property Leases, Contracts with customers of the Business, the Personal Property Leases, employment agreements, purchase orders issued in the ordinary course of the Business and the Collective Bargaining Agreements) which require a payment to or a payment from Seller of $50,000 per year or more (collectively, the "Other Contracts").

           Except as set forth on Schedule 4.20:

           (a) With respect to Other Contracts with Seller's suppliers no such supplier has given Seller any written notice of intent to cancel any such contract.

           (b) (i) all of the Other Contracts are in full force and effect; (ii) Seller has performed in all material respects all of the obligations required to be performed by it under the Other Contracts; (iii) neither Seller nor, to Seller's knowledge, any of the other parties to the Other Contracts are in default in any material respect which, under the terms of such Other Contracts, constitutes an event of default; (iv) to Seller's knowledge, there is no existing state of facts that would give rise, by the passage of time or the giving of notice, to an event of default thereunder; and (v) the Other Contracts are assignable to Purchaser without such assignment constituting an event of default thereunder, except where such event of default would not have a Material Adverse Effect.

     True and complete copies of the Other Contracts have been made available, or prior to the Closing Date, will be made available to Purchaser, including all amendments supplements and modifications thereof.

     4.21 Restrictive Covenants. Except as disclosed on Schedule 4.21, Seller is not a party to any written contract, license agreement or restriction which limits the scope of Seller's operation of the Business or the sale or use of the Purchased Assets and which has a material adverse effect on the Business or the Purchased Assets.

     4.22 Licenses and Permits. Seller or an Affiliate has obtained all material licenses, permits, franchises, approvals and governmental authorizations
(collectively the "Licenses and Permits") required in the operation of the Business. Except for such Licenses and Permits, no other material licenses, permits, franchises, approvals or governmental authorizations are required for Seller or the operation of the Business. Except as set forth on Schedule 4.22,
(i) all Licenses and Permits are in full force and effect; (ii) Seller is performing in all material respects all obligations required to be performed by it to date under any Licenses and Permits; (iii) Seller is not in default in any material respect under any Licenses or Permits or the laws, regulations and requirements of the licensing and permit authorities; and (iv) all such Transferable Permits, to the extent assignable, will be assigned to Purchaser on the Closing Date.

     4.23  Inventory.

           (a) Except as disclosed in Schedule 4.23, the New Inventory included among the Purchased Assets is new, good and merchantable, has never been laundered or used in any manner whatsoever and is useable or saleable, as the case may be, in the ordinary course of business, and the quantities of all Inventory are reasonable and warranted in the present circumstances of the Business.

           (b) The In-Service Inventory is sufficient in quantity to provide timely and adequate service to the customers of the Business in accordance with Seller's historic methods and practices. The amounts of consumable supplies (including without limitation hangers and washroom chemicals, packaging and other production supplies) included in the Purchased Assets shall be in amounts equal to the amounts of such consumable supplies held in accordance with Seller's past practices for use in the Business.

           (c) The branch inventory reports to be delivered by Seller to Purchaser at Closing and to be identified as Schedule 4.23(c) will be true, correct and a complete list of all of Seller's New Inventory by each stock keeping unit (SKU) as of the date indicated on such report.

           (d) All Inventory that is owned either by Seller or an Affiliate and that is used exclusively in the Business as of the Closing Date will be located at either (i) an Acquired Facility; (ii) a customer location associated with a Covered Account; (iii) on any vehicle listed on Schedule 1.1(h) hereof or on a Leased Vehicle or (iv) on a Processor's Premises.

     4.24 Accounts Receivable. All of the Accounts Receivable of Seller related to the Business constitute the valid and bona fide claims of Seller against third parties for sales, services or other charges arising in the ordinary course of the Business. All Accounts Receivable of Seller which are greater than ninety days past due as of the Closing Date will have been fully reserved or written off against the reserve for uncollected accounts.

     4.25 Brokers. Except as disclosed on Schedule 4.25, no finder, broker, agent or other intermediary has acted for or on behalf of Seller in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

     4.26 General Warranties. Neither this Agreement, any of the Exhibits hereto, any Schedule or any of the other documents delivered by or on behalf of Parent, Seller or any Affiliate pursuant to Article 10, contain any untrue statement of a material fact regarding Parent, Seller or any Affiliate, or the Business or any of the other matters dealt with in this Article IV or omit to state any material fact necessary to make the statements contained herein or therein, not misleading.

                                    ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     5.1   Organization and Authority.

           (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

           (b) The execution and delivery of this Agreement by Purchaser, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     5.2 Compliance with Other Instruments. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder will not (a) conflict with or result in any violation of the articles of incorporation or bylaws of Purchaser or (b) conflict with or result in a breach of any judgment, decree, law or order applicable to Purchaser, except that the filing and expiration of the waiting period is required under the HSR Act.

     5.3 Brokers. Except as disclosed on Schedule 5.3, no finder, broker, agent or other intermediary has acted for or on behalf of Purchaser in connection with the negotiation and consummation of this Agreement or the transactions contemplated hereby.

                                    ARTICLE 6

                               COVENANTS OF SELLER

     Seller covenants and agrees with Purchaser as follows:

     6.1 Conduct of Business; Performance. Between the date hereof and the Closing Date, Seller shall, except as otherwise specifically consented to in writing by Purchaser conduct the operations of the Business in the manner required pursuant to Section 4.18 hereof.

     6.2 HSR Act Filing. Seller shall promptly make any filing required under the HSR Act relating to this transaction and shall use its best efforts to respond promptly to any request for additional information under the HSR Act.

     6.3 Consents. Seller shall use its reasonable efforts (which shall not require payments of money to third parties in order to obtain waivers or consents from such third parties (except as otherwise required by the relevant contract)) to obtain any consents required under the Contracts to be listed on
Schedule 6.3, which is to be prepared and delivered by Purchaser to Seller not later than two weeks from the date hereof. In addition, Seller agrees that:

           (a) With respect to any customer of the Business whose average weekly revenues exceed $500 during the period from and after February 3, 1997 and whose customer service contract requires the consent of such customer prior to its assignment to Purchaser (exclusive, however, of any Multilocation Linen Accounts), if Seller is unable to obtain such consent on or prior to the Closing Date, and at any time during the six month period subsequent to the Closing Date, any such customer terminates such contract prior to its scheduled expiration date because of Seller's failure to obtain such customer's consent to the contract assignment (whether or not such termination is valid under the terms of such customer's contract), Seller will pay Purchaser, with respect to any such customer of the Linen Plants, an amount of money equal to the product of (X) the Average Weekly Linen Revenue of such customer under such customer's service contract during the

     Linen Measuring Period and (Y) 25, or, with respect to any such customer of the Industrial Plants, an amount of money equal to the product of (X) the Average Weekly Industrial Revenue of such customer under such customer's service contract during the Industrial Measuring Period and (Y) 60. Any amounts that become owing pursuant to this Section 6.3(a) shall be paid by Seller as promptly as possible following Seller's receipt of written notice from Purchaser of any such customer termination, and in any event, not later than thirty (30) days thereafter.

           (b) With respect to the consents to assignment required under each Real Property Lease covering the Acquired Facilities identified on Exhibit A as Corpus Christi Branch #424 and Portland Branch #133, in the event Seller is unable to obtain the respective landlord's consent to Seller's assignment of any such Real Property Lease on or prior to the Closing Date, and if Seller is otherwise unable or unwilling to make such Acquired Facilities available to Purchaser by any other commercially available means, whether through valid sublease, Seller's acquisition of such properties and subsequent sale or lease to Purchaser, in any such case, under terms substantially equivalent to the current Real Property Leases for such Acquired Facilities, such Acquired Facilities may be excluded from the transactions contemplated by this Agreement in the sole and absolute discretion of Purchaser. In the event of any such exclusion, there shall be a corresponding reduction in each of the Base Price, Total Base Revenue Value and the Base Amount definitions, in each case, to the full extent of the related revenue and/or asset values for such Acquired Facilities, as the same are set forth on Exhibit A hereto.

           (c) With respect to the Real Property Lease covering the Acquired Facility identified on Exhibit A as Orlando Branch #5110, Seller will undertake to sublease such Acquired Facility to Purchaser, with the landlord's consent, for the remainder of the lease term. In the event Seller is unable to obtain the consent to any such sublease on or prior to the Closing Date, and Seller is otherwise unable or unwilling to make such Acquired Facility available to Purchaser by any other commercially available means, whether through Seller's acquisition of such property and subsequent leasing of it to Purchaser through May 1998 (but not longer), under terms substantially equivalent to the current Real Property Lease for such Acquired Facility, Seller will provide Purchaser with such reasonable assistance as Purchaser may require in connection with locating suitable alternative facilities, but Seller shall not have any responsibility for any relocation costs incurred by Purchaser in connection with such relocation.

           (d) With respect to the consent to assignment required under the Real Property Lease covering the Acquired Facility identified on Exhibit A as Jonesboro Branch #2810, in the event Seller is unable to obtain the landlord's consent to Seller's assignment of such Real Property Lease on or prior to the Closing Date, and Seller is otherwise unable or unwilling to make such Acquired Facility available to Purchaser under terms substantially equivalent to the current Real Property Lease for such Acquired Facility, Seller will provide Purchaser with such reasonable assistance as Purchaser may require in connection with locating suitable alternative facilities, and shall also pay Purchaser up to $100,000 to cover expenses incurred in connection with Purchaser's relocation.

           (e) With respect to the consents to assignment required under each Real Property Lease covering the Acquired Facilities identified on Exhibit A as Lakeland Branch #4710 and Portsmouth Branch #560, in the event Seller is unable to obtain the respective landlord's consent to Seller's assignment of such Real Property Leases on or prior to the Closing Date, Seller shall exercise its purchase options with respect to either or both such Acquired Facilities and shall thereafter either assign its purchase rights and obligations to Purchaser in a valid assignment or shall otherwise consummate the purchase of such properties and thereafter, Purchaser shall be irrevocably obligated to buy such Acquired Facilities from Seller at the identical purchase price, and otherwise on the same terms and conditions, as Seller shall have paid for such Acquired Facilities pursuant to its purchase options.

           (f) Seller will comply with all requirements under the National Labor Relations Act and the Labor Management Relations Act related to sale of the Business to Purchaser. Seller will notify Purchaser in advance of any meetings with any union party to the Collective Bargaining Agreements relating to the transactions contemplated by this Agreement and provide Purchaser with an opportunity to attend and direct any discussion at such meetings related to Purchaser's operation of the Business after the Closing. Seller will inform any union party to the Collective Bargaining Agreement that it may be necessary for Purchaser to replace certain employee benefit plans under the Collective Bargaining Agreements. Seller will use its reasonable best efforts prior to the Closing to obtain executed successorship agreements from any union party to a Collective Bargaining Agreement so as to secure such union party's consent to Purchaser succeeding Seller under such Collective Bargaining Agreement.

     6.4 Access and Information. Seller shall permit Purchaser and Purchaser's counsel, accountants and other representatives full access upon reasonable notice during normal business hours to all the properties, assets, books, records, agreements, commitments and other documents of Seller concerning the Business or the Purchased Assets; provided, however, that such access shall not interfere with the operation of the Business. Seller shall furnish to Purchaser and its representatives all available information with respect to the Purchased Assets as Purchaser may reasonably request, and, in connection therewith, shall specifically cooperate in the exchange of data processing information in the manner and to the extent contemplated by Schedule 6.4 hereof.

     6.5   Noncompetition; Nonsolicitation; and Confidentiality.

           (a) As used in this Section 6.5, the following terms shall have the following meanings:

                     (i) "Person" means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

                     (ii) "Industrial Supply Business" means the supply for hire and facility-based direct sales of Industrial Items;

                     (iii) "Industrial Items" means industrial shirts, pants, coveralls, jumpsuits, shop coats, counter coats, shop towels and printer towels;

                     (iv) "Restricted Period" means the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date; provided that, if Seller or Enterprises violate the covenant not to compete, the Restricted Period shall be extended for an added period equal to the duration of the period of such violation.

                     (v) "Restricted Territory" means the geographic service areas covered by the zip code listings set forth on Schedule 6.5.

                (vi) The term "engage or be interested, directly or indirectly" as used herein, shall include, without limitation, giving advice or technical or financial assistance by loan, guarantees, stock transactions or in any other manner to any Person doing or about to engage in the Industrial Supply Business within the Restricted Territory.

           (b) During the Restricted Period, neither Seller nor Enterprises will, without Purchaser's prior written consent, (which may be withheld with or without reason), directly or indirectly, for itself or together or on behalf of any other Person, engage or be interested in, directly or indirectly, the Industrial Supply Business, as partner, investor, shareholder, principal, agent, officer, director, employee, technical advisor, lender, trustee, beneficiary or otherwise, anywhere within the Restricted Territory. In connection with the foregoing covenant, Seller and Enterprises agree that, following the Closing Date, they will not use any of the trademarks licensed under the Service Mark License Agreement dated October 1, 1990 from Williamson-Dickie Manufacturing Company in the Industrial Supply Business or otherwise. Nothing contained in this Section 6.5(b) shall prohibit or be construed as prohibiting Seller from selling or renting or soliciting the sale or rental of any Industrial Items to any customer where the net revenue attributable to sales or rental of linen items, such as bed linens, table linens, bath and hand towels, aprons, chef coats, cook pants and like items, at any single customer delivery location represents more than fifty percent (50%) of the net revenue derived by Seller from such single customer delivery location in any rolling three month period.

           (c) During the Restricted Period, Seller and Enterprises hereby agree that they shall not, without Purchaser's prior written consent (which may be withheld with or without reason), either directly or indirectly, for themselves or on behalf of any other Person, (except Purchaser) (i) sell or rent or solicit the sale or rental of any items or products or services to any Covered Account of a Linen Plant which items, products or services are similar to those offered for sale or rental by Seller or any Affiliate in the conduct of the Business at any time within the period of twelve (12) months preceding the Closing Date or (ii) sell or rent or solicit the sale or rental of any Industrial Items to any Covered Account of an Industrial Plant.

           (d) Nothing contained in this Agreement shall be construed as prohibiting (i) the activities of Seller pursuant to the Subcontract Agreement; (ii) sales and the solicitation of sales by Seller to the Covered Accounts of chemical products; (iii) direct sales in the normal course of conducting Seller's national direct sales business; or (iv) the right of Seller to continue to service any accounts which exist on the Closing Date and are not being sold to Purchaser pursuant to this Agreement.

           (e) From and after the Closing Date, neither Seller nor Enterprises shall disclose any confidential information to any Person, (except Purchaser), which confidential information relates to the Business or the Purchased Assets, excluding confidential information related to or used in servicing multilocation or national accounts, but, including, without limitation, the identity of, prices charged to or business done with any Covered Account as of the Closing Date, except (i) in response to a request of a governmental agency, (ii) pursuant to court order, (iii) as otherwise provided in Section 1.5 hereof, or (iv) as otherwise required by law. In the event that Seller is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential information, Seller shall provide Purchaser with prompt written notice of any such request or requirement so that Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from Purchaser, Seller is nonetheless, in the written opinion of outside counsel, legally compelled to disclose such confidential information, Seller may, without liability hereunder, disclose such confidential information.

           (f) Seller hereby agrees that for a period of five (5) years from and after the Closing Date, without Purchaser's prior written consent (which may be withheld with or without reason), it shall not directly or indirectly or acting alone or together with or on behalf of or through any other person, affiliate or entity: (i) hire as employee, consultant or other independent contractor; (ii) enter into any other business relationship (including, without limitation, as partners, joint venturers, guarantors, business associates, investors, financiers, owners of a corporation or other business organization, entity or enterprise) with; or
     (iii) request, induce, advise or encourage a termination of employment by, any Hired Employee (so long as such Hired Employee continues as an employee of Purchaser).

           (g) Because the breach or anticipated breach of the restrictive covenants set forth in this Section 6.5 could result in immediate and irreparable harm and injury to Purchaser, for which it will not have an adequate remedy at law, Seller and Enterprises agree that Purchaser shall be entitled to relief in equity to enjoin temporarily and/or permanently such breach or anticipated breach and to seek any and all other legal and equitable remedies to which Purchaser may be entitled. In the event that the foregoing restrictive covenants are considered by a court of competent jurisdiction or arbitrator to be excessive in its duration or scope, it shall be considered modified and valid for such duration and for such business and area as such court or arbitrator may determine reasonable under the circumstances.

           (h) Any provision to the contrary notwithstanding, specifically including Section 14.13 hereof, Seller and Enterprises hereby irrevocably consent to the assignment by Purchaser of all or a portion of Purchaser's rights under this Section 6.5 to any other person or entity in connection with Purchaser's sale of all or substantially all of the assets and/or any portion of the revenue base attributable to any Acquired Facility and such transferee shall thereafter have all of Purchaser's rights hereunder for the duration of the Restricted Period.

     6.6 Monthly Financial Statements. From and after the date hereof and through the end of each month prior to the Closing Date, within twenty days after the end of each such month, Seller will provide unaudited statements of net assets (i.e., Purchased Assets and Assumed Liabilities) of the Business as of the month then ended and the related unaudited statements of revenue and operating expenses of the Business (which will reflect earnings before interest and taxes) for the period from February 1, 1997 through the end of such month. The financial statements delivered pursuant to the preceding sentence (exclusive of any line items below the line item thereon for adjusted operating income) are hereinafter referred to as the "Monthly Statements." Upon delivery of each Monthly Statement, Seller shall be deemed to have made the same representations and warranties with respect to such Monthly Statements as Seller made about the Interim Statements, and the definition of Interim Statements for purposes of this Agreement shall be deemed to include such Monthly Statement.

     6.7   Notification of Certain Matters.

           (a) Seller shall give prompt written notice to Purchaser of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause a Material Adverse Effect, (ii) any material claims, actions, proceedings or investigations commenced or, to Seller's knowledge, threatened, involving or affecting Seller or any Affiliate and any of the Purchased Assets and which would be likely to cause a Material Adverse Effect, and (iii) any material adverse change in the condition (financial or other), properties, assets, or liabilities of the Business, taken as a whole, which, so far as reasonably can be foreseen at the time of its occurrence, would be likely to cause a Material Adverse Effect; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations to the parties hereunder.

           (b) In addition to, and not in lieu of, the foregoing, Seller shall deliver to Purchaser a true and complete schedule of changes (the "Update Schedule") to any of the information contained in any of the Schedules to this Agreement (including, without limitation, changes to any other representations or warranties of Seller in Article 4 hereof as to which no Schedules have been created as of the date hereof but as to which a Schedule would have been required hereunder to have been created on or before the date hereof if such changes had existed on the date hereof) in writing to Purchaser, dated within five business days of the Closing Date, with a certificate executed by Seller's Executive Vice President and Chief Financial Officer, stating that he has supervised or conducted a reasonable investigation necessary for purposes of this certificate and certifying as to the accuracy and completeness of such Update Schedule.

     6.8 Continuation Obligations. Seller shall be solely responsible for satisfying any employee benefit continuation obligations Seller may have before or after the Closing Date relating to "qualifying events" (as defined in Section 603 of ERISA) occurring on or prior to the Closing Date with respect to the Employees of the Business, or former Employees of the Business and their beneficiaries under its Welfare Plans, Sections 601 through 609 of ERISA and any applicable state law, as a result of the transactions contemplated by this Agreement or otherwise.

     6.9   Environmental Remediation Obligations of Seller.

           (a) Seller has heretofore prepared at its own expense and delivered to Purchaser or will prepare at its own expense and deliver prior to the Closing Date, full Phase I environmental studies for each of the Acquired Facilities (collectively, the "Phase I Reports"). Seller agrees that from and after the date hereof, it will either (i) pay the cost of any environmental remediation identified on Schedule 6.9, as Schedule 6.9 may be updated or supplemented pursuant to Schedule 6.9 and/or Section 6.7 hereof (the "Environmental Remediation") or (ii) in Seller's reasonable discretion, reimburse Purchaser the full cost of completing the Environmental Remediation, inclusive of any and all direct labor costs reasonably incurred by Purchaser in effecting any such remediation obligation, as the same may be reasonably demonstrated by Purchaser.

           (b) Notwithstanding Purchaser's assumption of those compliance obligations pursuant to Section 2(b) hereof, Seller shall be solely liable for any and all costs and expenses related to any environmental remediation obligations with respect to those monitoring and compliance obligations which are reasonably related to conduct, activities or conditions existing on or prior to the Closing Date. Any such remediation obligations so identified shall thereafter be treated in the manner contemplated by the provisions of Section 6.9(a).

           (c) From and after the Closing and through the fourth anniversary of the Closing Date (but subject to Schedule 6.9), Seller and Purchaser agree to split equally the cost of any other environmental remediation work required under any then existing Environmental Law for unknown and contingent environmental liabilities that relate to conduct, activities or conditions existing on or prior to the Closing Date to the extent they occur within the legal property boundaries of an Acquired Facility and which are not identified or referenced in the Phase I Reports. Notwithstanding the foregoing, the maximum amount which Purchaser shall be required to pay pursuant to the foregoing sentence shall be $250,000, at which time, Seller shall be solely responsible for all amounts in excess thereof. From and after the fourth anniversary of the Closing Date, Purchaser shall thereafter have the obligations contemplated by Section 2(g) hereof. To the extent that Seller receives reimbursement from governmental entities for environmental remediation contemplated by this paragraph 6.9(c), and Purchaser has previously made payment for such remediation as required by this paragraph 6.9(c), Seller will promptly reimburse Purchaser for any payment so made in an amount equal to (i) the amount of the reimbursement, multiplied by (ii) a fraction, (x) the numerator of which is the amount paid by Purchaser with respect to such remediation, and (y) the denominator of which is the total amount paid by Seller and Purchaser with respect to such remediation.

           (d)  Purchaser  will  allow  Seller  access  to the  applicable  Real
     Property, and will provide any other third parties such additional reasonable access as may be reasonably necessary to perform remediation required pursuant to this Agreement, and Seller will use its reasonable best efforts, and will use such reasonable best efforts to cause any third parties, not to interfere with the operation of the Business on such Real Property in connection with the performance of such remediation. In the event Purchaser sells or transfers any Real Property at any time while Seller remains liable for remediation pursuant to this Agreement with respect to such Real Property, Purchaser will ensure in its contract of sale for any Owned Real Property that Seller or such third parties continues to have such reasonable access as may be reasonably necessary to perform remediation required pursuant to this Agreement, and, with respect to any Leased Real Property, will undertake its reasonable best efforts to ensure that Seller or such third parties continues to have reasonable access as may be reasonably necessary to perform remediation required pursuant to this Agreement.

     6.10 Subsequent Assignment of the Transition Services Agreement. Seller shall, at any time and from time to time at and after the Closing, upon request of Purchaser and without additional consideration, provide those services as will be provided to Purchaser under the Transition Services Agreement to any purchaser in any Linen Plant Sale; provided however, Seller shall not be required to provide any such transition services to any purchaser of a Linen Plant(s) for a period of time in excess of six (6) months.

     6.11 Zoning Assurances. Seller shall use reasonable best efforts to provide Purchaser at its sole cost and expense with written evidence (in the form of a zoning endorsement (ALTA Form 3.1) or a letter from the applicable city) that the parcels of Owned Real Property described in Schedule 6.11 comply as of the Closing Date with all applicable laws, ordinances, rules and regulations relating to zoning for such parcel of Owned Real Property. Seller shall use reasonable best efforts to provide such zoning assurances to Purchaser no later than one hundred twenty (120) days after the Closing Date.

     6.12 Permitted Encumbrances. To the extent that Purchaser has not received the Title Commitment and/or survey or to the extent issues are marked "open" on
Schedule 4.4 for each parcel of Owned Real Property as of the date of this Agreement, title to each parcel of such Owned Real Property will be good and marketable, free and clear of any security interest, mortgage, pledge, lien, charge, encumbrance, right of way, easement or adverse claim of any kind or nature except (i) liens for current taxes not yet due and payable; and (ii) those encumbrances, rights of way, easements or adverse claims (collectively, the "Restrictions") of a type and kind consistent with the Permitted Encumbrances described on Schedule 4.4 as of the date of this Agreement which Restrictions shall be added to Schedule 4.4 on or prior to the Closing Date; provided, however, should Purchaser and Seller be unable to agree whether a Restriction shall be a Permitted Encumbrance, then such Restriction shall be deemed a Permitted Encumbrance and Seller shall indemnify and hold a Purchaser Indemnified Party (as hereinafter defined) harmless from, against and in respect of any and all loss, liability, and expense (including without limitation, reasonable expenses and attorney's fees) suffered or incurred by a Purchaser Indemnified Party by reason of such Restriction (the "Section 6.12 Losses"). Notwithstanding the foregoing, Seller shall have no liability under this Section
6.12 to indemnify a Purchaser Indemnified Party for any Section 6.12 Losses related to an Acquired Facility until the aggregate costs for such Section 6.12 Losses related to such Acquired Facility exceed $5,000.

     6.13 Real Property. Seller shall obtain at its own cost and expense a commitment for an ALTA Owner's policy of title insurance for each parcel of Owned Real Property dated subsequent to the date hereof (the "Title Commitments") which shall be issued by Lawyers Title Insurance Corporation (the "Title Company"), showing all exceptions to title including, but not limited to, all covenants, conditions, restrictions, reservations, easements, rights and rights-of-way, liens and other matters of record, in each case, as are reasonably acceptable to Purchaser, and shall include proper searches for bankruptcies, judgments and state and federal tax liens affecting such Owned Real Property or Seller or any Affiliate and shall also include a commitment to endorse the final policy of title insurance to be issued to Purchaser by the Title Company (the "Title Policy") so as to (i) delete the standard exceptions (including exceptions for parties in possession, except for tenants under the Real Property Leases; unrecorded instruments; survey matters; and mechanic's liens); (ii) insure that certain parcels of real estate comprising such Owned Real Property are contiguous, as applicable and available; and (iii) insure that the Owned Real Property complies with all existing covenants, conditions and restrictions of record and that the instruments creating any such restrictions do not contain any forfeiture of title or right of re-entry provisions, as applicable and available (collectively, the "Title Endorsements"). All such endorsements and agreements shall be customary and standard and in form and substance reasonably satisfactory to Purchaser.

     6.14 Supply Contracts. Following the Closing, Seller will provide Purchaser with the opportunity to purchase under the Standard Agreement and Artex

Agreement during the terms thereof at the prices thereunder, provided that Purchaser shall have no obligation to purchase any amounts under either such Agreement.


                                    ARTICLE 7

                             COVENANTS OF PURCHASER

     Purchaser covenants and agrees with Seller as follows:

     7.1 HSR Act Filings. Purchaser shall promptly make any filing required under the HSR Act and shall use its best efforts to promptly respond to any request for additional information under the HSR Act.

     7.2   Employee Matters.

           (a) Purchaser shall offer employment, on an at-will basis (except that any Employee of the Business covered by any Collective Bargaining Agreement shall be hired pursuant to the terms and conditions set forth in that Collective Bargaining Agreement) effective on the Closing Date, to all regular full-time and part-time employees of the Business who are actively employed at an Acquired Facility and to those sales representatives who are assigned to an Acquired Facility in addition to those employees identified on Schedule 7.2(a), in each case, as of the Closing Date (the "Employees of the Business"). Purchaser also may interview any of the individuals named on the list provided by Seller to Purchaser prior to the date hereof (the "Home Office Employees") and may hire any such Home Office Employees as it shall determine in its sole discretion. (The Employees of the Business and those Home Office Employees hired by Purchaser as of the Closing Date are referred to collectively herein as the "Hired Employees"). Purchaser shall not be required to assume any compensation, fringe benefit or retirement plan heretofore provided by Seller or retain for a certain time any Employees of the Business hired by Purchaser.

           (b) With respect to Employees of the Business who are not actively employed in the Business on the Closing Date for any reason (other than routine illness, vacation or personal days), Purchaser agrees to hire each such Employee of the Business at such time as they are medically authorized to return to full time employment, as evidenced by appropriate physician authorization or, in the case of any leave of absence unrelated to a medical condition, upon expiration of such leave of absence. In connection therewith, from and after the Closing Date, and until such time as any such Employee of the Business is able to return to full time employment with Purchaser as contemplated by the preceding sentence, Seller agrees that it will continue to pay the costs of those fringe benefits as to which such employee is otherwise entitled as of the Closing Date and with respect to which Seller is making such payments as of the Closing Date; provided, however, with respect to any Employee of the Business who is receiving workers' compensation benefits as of the Closing Date, Seller shall pay or reimburse to Purchaser the full cost of any wage differential adjustment such employee might otherwise be entitled to upon his or her commencement of employment with Purchaser, if such return is on any restricted status or modified duty, with Seller's payment or reimbursement obligation to continue from and after the date that Purchaser hires any such employee through the date such employee is able to work without any such restriction.

           (c) Purchaser agrees, with respect to the Hired Employees only, to provide the severance benefits set forth on Schedule 7.2(c) hereto to any salaried, exempt employees of the Business who are terminated by Purchaser within the first year following the Closing, except with respect to any such salaried, exempt employees of the Business who become employed for at least 180 days by another business entity that has acquired from Purchaser the Acquired Facility at which such employees worked.

           (d) To the extent any "withdrawal liability" (as described in Section 4201 of ERISA) would otherwise be due from Seller as a result of the purchase and sale of the Business and the Purchased Assets as contemplated hereby, Purchaser and Seller shall comply with the requirements of Section 4204 of ERISA, in order that no "complete withdrawal" (as described in Section 4203 of ERISA) or "partial withdrawal" (as described in Section 4205 of ERISA) by Seller from any of the "multiemployer plans" (as defined in Section 4001(a)(3) of ERISA, listed on Schedule 4.12) to which Seller contributes on behalf of certain of the Employees of the Business pursuant to the Collective Bargaining Agreements, occurs as a result of such purchase and sale. After the Closing Date, but only to the extent required to comply with Section 4204 of ERISA, Purchaser shall incur an "obligation to contribute" (as described in Section 4212 of ERISA) to each of such multiemployer plans with respect to the Business and the Purchased Assets, for substantially the same number of "contribution base units" (as described in Section 4001(a)(11) of ERISA) for which Seller had such an obligation to contribute with respect thereto on or before the Closing Date. If Purchaser decides to obtain from the PBGC and/or any of such multiemployer plans an exemption or variance from the requirements of
     Section 4204(a)(1)(B) of ERISA, Seller shall use reasonable efforts to assist Purchaser, including the timely delivery to Purchaser of any information held by or available to Seller and required by PBGC or any such plan in connection with Purchaser's request for such exemption or variance. If a satisfactory exemption or variance is not obtained, Purchaser shall post a bond, establish an escrow or provide other security acceptable to such multiemployer plans, and the amount and terms and conditions of such security shall satisfy the requirements of Section 4204 of ERISA. Until such a satisfactory exemption or variance is obtained, Purchaser shall post a bond, establish an escrow, or provide other security acceptable to the multiemployer plans, if required. If Purchaser withdraws from any of such plans in a complete or partial withdrawal with respect to the Business and the Purchased Assets during the first five plan years commencing with the first plan year beginning after the Closing and is required, but fails to make a withdrawal liability payment as a result thereof, Seller shall be secondarily liable to such multiemployer plan, to the extent required by
     Section 4204(a)(2) of ERISA, but not to exceed the amount of any withdrawal liability Seller would have had to such plan with respect to the sale of the Business, but for Section 4204 of ERISA (the "Withdrawal Liability"). However, as between Purchaser and Seller, Purchaser shall be liable for such Withdrawal Liability, and Purchaser shall also indemnify and hold harmless Seller against any payment to any of such multiemployer plans, either by Seller or through any bond or escrow provided by Seller, of Seller's secondary withdrawal liability under Section 4204(a)(2) that is caused by Purchaser's failure to make any withdrawal liability payment to such a plan when due; provided, however, that the aggregate amount for which Purchaser shall be required to indemnify Seller under this Section 7.2(d) shall not exceed $5,000,000, and Seller shall be liable for any Withdrawal Liability in excess of such amount and shall indemnify and hold harmless Purchaser against liability in excess of $5,000,000.

           (e) Effective as of the Closing Date, Purchaser will make available to the Hired Employees, health insurance coverage that will provide health insurance to each such Hired Employee and, with respect to their dependents, if so elected, immediately upon employment with Purchaser, without regard to any preexisting condition, exclusion or other limitation, but otherwise subject to the terms and conditions of such plan or policy.

     7.3 Financing. Purchaser shall use its reasonable best efforts to have finalized all documentation relating to its financing arrangements (but excluding actual funding) two weeks prior to the Closing Date, on substantially the terms and subject to the conditions set forth on Exhibit C hereto.

     7.4 Other Matters. Purchaser agrees to use its reasonable best efforts to have any purchaser in any Linen Plant Sale assume each and every Real Estate Lease relating to any Acquired Facility included within such transaction.

     7.5 Title Policy. To the extent Purchaser has any claim against Seller with respect to any parcel of Owned Real Property and such claim may otherwise be insured against under a Title Policy, Purchaser agrees that it will seek to recover such claim against Seller only if, and only to the extent that such claim is denied by the Title Company.

                                    ARTICLE 8

                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

     The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions prior to or at the Closing, unless specifically waived in writing by Purchaser in advance:

     8.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) need only be true as of such date, Seller shall have duly performed and complied in all material respects with all covenants and agreements and satisfied all conditions required by this Agreement to be performed, complied with or satisfied by Seller prior to or at the Closing, including without limitation delivery of the Update Schedule, and Seller shall have delivered its certificate to Purchaser to such effect.

     8.2 Absence of Litigation. No order, writ, injunction or decree which is binding on Purchaser and/or Seller or the Real Property and which prohibits Purchaser and/or Seller from consummating the transactions contemplated hereby shall be in effect, provided that Purchaser shall have used its reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted by any such court or governmental or regulatory agency. No claim, action, suit or proceeding shall be pending or threatened against Purchaser or Seller, the Business or the Real Property which, if adversely determined, would prevent the consummation of the transaction and other actions contemplated hereby or result in the payment of substantial damages as a result of such action and for which the other party is not willing to provide indemnification.

     8.3 Consents and Approvals. All governmental and regulatory approvals requisite or appropriate to the consummation of the transactions contemplated herein shall have been obtained (or all applicable waiting periods shall have expired) including, without limitation, those approvals required under HSR, but excluding any customer Contract with any governmental agency or entity, and such consents or approvals shall remain in full force and effect.

     8.4 Opinion of Counsel to Seller. Purchaser shall have received from King & Spalding, an opinion, dated the Closing Date, substantially in the form of Exhibit D ("Seller Counsel's Legal Opinion").

     8.5 Absence of Changes. During the period from January 31, 1997 to and including the Closing Date, there will not have been (i) any increase in encumbrances against the Owned Real Property (which is not an Excluded Liability) or (ii) subject to Section 3.9, change in the condition (financial or other), properties, assets, or liabilities representing Assumed Liabilities, whether or not insured, which increases or changes would have a Material Adverse Effect. For purposes of the preceding sentence, the parties acknowledge that:
(i) no Material Adverse Effect shall be deemed to have occurred if any Acquired Facility representing all or part, or otherwise associated with a Linen Plant shall be damaged or destroyed by fire or other casualty prior to the Closing;
(ii) there shall be no resulting violation of Section 4.18 (a) or (f) hereof by reason of such fire or casualty; and (iii) with respect to such damage or destruction only, the condition set forth in this Section 8.5 shall be deemed satisfied. Notwithstanding the foregoing, in the event of any such fire or casualty involving an Acquired Facility representing all or part, or otherwise associated with a Linen Plant, Purchaser thereafter have the option, in its sole and absolute discretion, to exclude such Acquired Facilities from the transactions contemplated by this Agreement with a corresponding reduction in each of the Base Price, Total Base Revenue Value and the Base Amount definitions, in each case, to the full extent of the related revenue and/or total values for such Acquired Facilities, as derived from Schedule 3.7 hereto.

     8.6   Delivery of Financials.

           (a) Seller shall have prepared and delivered those financial statements described on Schedule 8.6(a) hereof, and shall also provide Purchaser with such additional reasonable detail or supporting information to support any pro forma adjustments that would be necessary in connection with the presentation of the Audited Financial Statements and Reviewed Financial Statements (as such terms are defined on Schedule 8.6(a)) and would further enable Purchaser to make a reasonable comparison of Seller's adjusted operating profit as set forth in the Financial Statements and the Interim Statements.

           (b) The Statement of Revenue and Operating Expenses included as a part of each of the Audited Financial Statements and the Reviewed Financial Statements shall not reflect any material adjustments, restatements or reclassifications as compared to the corresponding Financial Statements and the Interim Statements, except for: accruals for compensation, commission or bonuses that exceed a twelve month period with respect to any fiscal year covered by the Audited Financial Statements, but only with respect to the portion of such accruals in excess of a twelve month period.

     8.7 Real Estate. Purchaser shall have received special or limited warranty deeds conveying the Owned Real Property (collectively, the "Deeds") to Purchaser and such Deeds shall be customary and standard and in form and substance reasonably satisfactory to Purchaser.

     8.8 Financing. Purchaser shall have received financing on substantially the terms and subject to the conditions set forth on Exhibit C hereto.

                                    ARTICLE 9

                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to or at the Closing of each of the following conditions, unless specifically waived in writing by Seller in advance:

     9.1 Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) need only be true as of such date, Purchaser shall have duly performed and complied in all material respects with all covenants, agreements and satisfied all conditions required by this Agreement to be performed and complied with or satisfied by it prior to or at the Closing, and Purchaser shall have delivered its certificate to Seller to such effects.

     9.2 Absence of Litigation. No order, writ, injunction or decree which is binding on Purchaser and/or Seller and which prohibits Purchaser and/or Seller from consummating the transactions contemplated hereby shall be in effect; provided that Seller shall have used its reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted by any such court or governmental or regulatory agency. No claim, action, suit or proceeding shall be pending or threatened against Purchaser or Seller which, if adversely determined, would prevent the consummation of the transaction and other actions contemplated hereby or result in the payment of substantial damages as a result of such action and for which the other party is not willing to provide indemnification.

     9.3 Consents and Approvals. All governmental and regulatory approvals requisite or appropriate to the consummation of the transactions contemplated herein shall have been obtained (or all applicable waiting periods shall have expired) including, without limitation, those approvals required under HSR, and shall remain in full force and effect.

     9.4 Opinion of Counsel to Purchaser. Seller shall have received from Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, counsel to Purchaser, an opinion, dated the Closing Date, in the form of Exhibit E ("Purchaser Counsel's Legal Opinion").

                                   ARTICLE 10

                                     CLOSING

     10.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller, NSI Center, 1420 Peachtree Street, N.E., Atlanta, Georgia, on July 15, 1997 at 9:00 a.m., local time, or at such other location or later date or time as mutually agreed upon by the parties. The date of the Closing is referred to herein as the "Closing Date."

     10.2 Deliveries by Seller. At the Closing, provided all conditions described in Article 9 have been satisfied, Seller shall execute and deliver to Purchaser the following: (i) the Deeds; (ii) the Title Commitments in the form previously delivered to Purchaser with respect to the Owned Real Property, with appropriate changes to conform to the title insurance practices in each state, as reasonably required by the Title Company; (iii) an Assignment and Assumption of Leases (the "Assignment and Assumption of Leases") in the form of Exhibit F with respect to the Real Property Leases; (iv) transfer tax forms, withholding forms and similar documents required to be completed and submitted in connection with the transfer of the Owned Real Property; (v) a Bill of Sale and General Assignment in the form of Exhibit G hereto; (vi) the Subcontract Agreements;
(vii) the Transition Services Agreement;  (viii) Seller Counsel's Legal Opinion;
(ix) the certificate required by Section 8.1 hereof; (x) consents, approvals and authorizations obtained by Seller pursuant to Section 6.3 as of the Closing Date; and (xi) such other instruments of conveyance reasonably requested by Purchaser or the Title Company.

     10.3 Deliveries by Purchaser. At the Closing, provided all conditions described in Article 8 have been satisfied, Purchaser shall deliver to Seller a wire transfer of immediately available federal funds in an aggregate amount equal to the Cash Purchase Price as calculated pursuant to Section 3.2 and execute and deliver to Seller (i) an Assumption Agreement in the form attached hereto as Exhibit H; (ii) the Subcontract Agreements; (iii) the Transition Services Agreement; (iv) transfer tax forms and similar documents required to be completed and submitted in connection with the transfer of the Owned Real Property; (v) Purchaser Counsel's Legal Opinion; (vi) the certificate required by Section 9.1 hereof; and (vii) such other instruments or documents as may be reasonably requested by Seller to reflect the assumption of the Assumed Liabilities and the consummation of the transactions contemplated hereunder.

                                   ARTICLE 11

                          TERMINATION PRIOR TO CLOSING

     11.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

           (a) by the mutual written consent of Seller and Purchaser;

           (b) by Seller, if the conditions set forth in Article 9 hereof (to the extent compliance or performance thereunder is not within the control of Seller) shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before August 31, 1997 (or such later date as may be mutually agreed upon by the parties);

           (c) by Purchaser, if the conditions set forth in Article 8 hereof (to the extent compliance or performance thereunder is not within the control of Purchaser) shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before August 31, 1997 (or such later date as may be mutually agreed upon by the parties);

           (d) by either Seller or Purchaser, if there shall be any order, writ, injunction or decree of any court or govern mental or regulatory agency binding on Purchaser and/or Seller, which prohibits Purchaser and/or Seller from consummating the transactions contemplated hereby, provided that Purchaser and Seller shall have used reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

           (e) by either Seller or Purchaser, if the Closing has not occurred on
     or  prior  to  August  31,  1997  for  any  reason   other  than  delay  or
     nonperformance of the party seeking such termination.

     11.2 Termination of Obligations. Termination of this Agreement pursuant to this Article 11 shall terminate all obligations of the parties hereunder, except for the obligations under this Section 11.2 and Section 14.1 and except that such termination shall not constitute a waiver of any rights any party may have by reason of a breach by the other party of any agreement or covenant in this Agreement which occurs prior to such termination.

                                   ARTICLE 12

                          TRANSITION SERVICES AGREEMENT

     Seller and Purchaser shall enter into and execute at and as of the Closing Date, a Transition Services Agreement substantially in accordance with Exhibit I (the "Transition Services Agreement"). In connection therewith, and because any breach or anticipated breach of the Transition Services Agreement, when executed, could result in immediate and irreparable harm and injury to either Purchaser or Seller, and for which no adequate remedy at law exists, Seller and Purchaser agree that the non-breaching party shall be entitled to relief in equity to enjoin temporarily and/or permanently such breach or anticipated breach and to seek any and all other legal and equitable remedies to which such non-breaching party may be entitled.

                                   ARTICLE 13

                                 INDEMNIFICATION

     13.1 Indemnification by Seller. Seller shall indemnify and hold Purchaser and each of its successors, assigns and affiliates and each officer and director thereof (a "Purchaser Indemnified Party") harmless from, against and in respect of any and all loss, liability, expense (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees and expenses in connection with any action, suit or proceeding brought against a Purchaser Indemnified Party) or "Damage" (as hereinafter defined) suffered or incurred by a Purchaser Indemnified Party ("Purchaser Losses") by reason of (i) any breach of a representation or warranty by Seller contained herein or in any certificate, list, Exhibit or Schedule or other document delivered to Purchaser under or pursuant to Section 10.2 of this Agreement; (ii) failure of Seller to fulfill or perform any covenant, agreement or obligation of Seller contained herein; (iii) any Withdrawal Liability in excess of the limitations set forth in
Section 7.2; or (iv) any Excluded Liability.

     13.2 Indemnification by Purchaser. Purchaser shall indemnify and hold Seller and each of its successors, assigns and affiliates and each officer and director thereof (a "Seller Indemnified Party") harmless from, against and in respect of any and all loss, liability, expense (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees and expenses in connection with any action, suit or proceeding brought against a Seller Indemnified Party) or Damage suffered or incurred by a Seller Indemnified Party ("Seller Losses") by reason of (i) any material breach of a representation or warranty by Purchaser contained herein or in any certificate, list, Exhibit or Schedule or other document delivered to Seller pursuant to Section 10.3 of this Agreement; (ii) failure of Purchaser to fulfill or perform any covenant, agreement or obligation of Purchaser contained herein; (iii) any Assumed Liability; (iv) any Withdrawal Liability, but subject to the limitations set forth in Section 7.2; or (v) Purchaser's operation of the Business subsequent to the Closing Date.

     13.3 Definitions. As used in this Article 13, the term "Damages" means all actual damages suffered or incurred by a Purchaser Indemnified Party or a Seller Indemnified Party (as applicable) including, without limitation, all compensatory damages, but excluding any consequential or punitive damages.

           13.4 Third Party Claims.

           (a) In order for any Purchaser Indemnified Party or any Seller Indemnified Party to be entitled to any indemnification provided for under this Article 13 in respect of, arising out of or involving a claim made by any person other than Seller or Purchaser or their respective successors, assigns or affiliates (a "Third Party Claim") against such indemnified party, such indemnified party must notify the indemnifying party in writing of the Third Party Claim promptly after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure of any indemnified party to give notice as provided in this Section 13.4 shall not relieve an indemnifying party of its obligations hereunder except to the extent that the indemnifying party actually has been prejudiced by such failure to give notice. Thereafter, the indemnified party shall deliver to the indemnifying party, as promptly as practicable and, in any event, within ten (10) days after such indemnified party's receipt thereof, copies of all notices and other documents relating to the Third Party Claim.

           (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses within thirty (30) days after receipt of notice of the Third Party Claim, to assume or cause the assumption of the defense thereof with counsel selected by the indemnifying party (provided such counsel is not reasonably objected to by the indemnified party). Should the indemnifying party elect to assume or cause the assumption of the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof unless the indemnifying party has agreed in writing to pay such fees and expenses or, in the reasonable judgment of the indemnified party, a conflict of interest between the indemnified party and the indemnifying party exists with respect to such claim. If the indemnifying party elects so to participate in or assume the defense of a Third Party Claim, the indemnified party will fully cooperate with the indemnifying party in connection with such defense.

           (c) If the indemnifying party assumes the defense of a Third Party Claim, then, as long as the indemnifying party is reasonably contesting such claim in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnifying party's prior written consent, and the indemnified party will agree to any settlement, compromise or discharge of the Third Party Claim the indemnifying party may recommend which releases the indemnified party unconditionally and completely in connection with such Third Party Claim and which does not materially adversely affect the indemnified party. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party assumes the defense of a Third Party Claim, then the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third Party Claim.

           (d) If the indemnifying party does not assume the defense of any such Third Party Claim, the indemnified party may defend the same in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim or litigation after giving five (5) business days' prior written notice to the indemnifying party setting forth the terms and conditions of settlement.

           (e) The indemnifying party shall in no case settle or compromise any Third Party Claim or consent to the entry of any judgment, in either case for other than solely money damages, without the consent of the indemnified party if such settlement, compromise or judgment would adversely affect the rights of the indemnified party in any continuing manner.

           (f) The amount that an indemnifying party shall be obligated to reimburse an indemnified party in connection with any Third Party Claim shall be reduced by the amount of the insurance benefits, if any, obtained by the indemnified party by reason of the matter giving rise to such claim.

     13.5 Deductible for Seller's Obligations; Maximum Liability. Subject to adjustment as provided in Section 3.3 hereof, Seller's obligations under Section
13.1 shall not be payable by Seller unless and until the amount thereof exceeds $3,000,000 Dollars ($3,000,000) (the "Deductible") in the aggregate and thereafter only to the extent of such excess, provided however that there shall be no Deductible and Seller shall be liable in full with respect to Purchaser Losses as a result of (a) intentional misrepresentation (b) fraud, (c) any breach of Seller's representation in Section 4.12(a)(iv) and 4.10(d) hereof, (d) any Withdrawal Liability in excess of the limitations set forth in Section 7.2(d); (e) Seller's failure to comply with Section 7.2(b); and (e) the Excluded Liabilities. In no event shall the liability of Seller under Section 13.1 exceed One Hundred Forty-Five Million Dollars ($145,000,000).

     13.6 Claims Period. For purposes of this Agreement, a "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Agreement by an indemnified party, which period shall (i) begin on the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Article 11, and (ii) terminate as follows:

           (a) with respect to Purchaser Losses arising under Section 13.1(i) or 13.1(ii), the Claims Period shall terminate on the second anniversary of the Closing Date;

           (b) with respect to Purchaser Losses arising under Section 13.1(iii) or (iv) or as a result of intentional misrepresentation or fraud by Seller, the Claims Period shall remain open indefinitely;

           (c) with respect to Seller Losses arising under Section 13.2 (i) or 13.2(ii), the Claims Period shall terminate on the second anniversary of the Closing Date;

           (d) with respect to Seller  Losses  arising under Section 13.2 (iii),
     13.2 (iv) or 13.2 (v) or as a result of intentional misrepresentation or fraud by Purchaser, the Claims Period shall remain open indefinitely.

     Any claims for indemnification pursuant to this Article 13 must be made in writing by the indemnified party to the indemnifying party on or prior to the termination of the applicable Claims Period. All claims for indemnification for which proper notification of the indemnifying party shall have been made by the indemnified party prior to the close of business on the last day of the applicable Claims Period shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

                                   ARTICLE 14

                                  MISCELLANEOUS

     14.1 Publicity. Seller and Purchaser agree that they will not make any press releases or other announcements prior to or at the time of Closing with respect to the transactions contemplated hereby, except as required by applicable law, without the prior approval of the other party, which approval will not be unreasonably withheld.

     14.2 Bulk Sales Laws. Purchaser hereby waives compliance by Seller with the provisions of any bulk sales or similar transfer laws, to the extent applicable.

     14.3 Best Efforts. Each party hereto agrees to use best efforts to cause the conditions to its obligations hereunder to be satisfied on or prior to the Closing Date and otherwise to consummate the transactions contemplated by the Agreement.

     14.4 Further Acts and Assurances. Seller shall, at any time and from time to time at and after the Closing, upon request of Purchaser and without additional consideration, take any and all steps reasonably necessary to place Purchaser in possession and operating control of the Purchased Assets, and Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for (i) the more effective transferring and confirming to Purchaser or for reducing to its possession, any or all of the Purchased Assets or (ii) in connection with any Linen Plant Sale, including by way of illustration, the execution of any document evidencing any sublicense under Section 1.3, the assignment of Purchaser's rights under Section 6.5 hereof or any assignment of the Transition Services Agreement as contemplated under Section 6.10. Purchaser shall, at any time and from time to time at and after the Closing, upon request of Seller and without additional consideration, take any and all steps reasonably necessary to evidence completely the assumption of the Assumed Liabilities and the Withdrawal Liability, and Purchaser will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further assumption agreements and documents as may be reasonably necessary or desirable to evidence more effectively the assumption of the Assumed Liabilities and the Withdrawal Liability by Purchaser. In addition to the foregoing, Seller shall, without additional consideration, provide access to information and such other reasonable assistance and cooperation as will assist Purchaser in connection with any Linen Plant Sale.

      Purchaser shall, at any time and from time to time, at and after the Closing, upon request of Seller and without additional consideration execute and deliver all such documents as may be reasonably necessary to terminate Seller's liability for any unemployment compensation payments required to be made to any state (or a fund maintained by it) after the Closing Date with respect to any Hired Employees.

     14.5 Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered by courier or by facsimile transmission, receipt confirmed, or sent by any express mail service, postage or fees prepaid,

           If to Seller:

           National Service Industries, Inc.

           NSI Center
           1420 Peachtree Street, N.E.
           Atlanta, Georgia 30309
           Attention:  Brock Hattox
                       Executive Vice President and Chief Financial Officer Facsimile No: (404) 853-1272

           With a copy to:

           National Service Industries, Inc.
           NSI Center
           1420 Peachtree Street, N.E.
           Atlanta, Georgia 30309
           Attention:  Mr. David Levy
                       Executive Vice President, Administration and Counsel Facsimile No: (404) 853-1015

           If to Purchaser:

           G&K Services, Inc.
           5995 Opus Parkway, Suite 500
           Minnetonka, Minnesota  55343
           Attention:  Mr. William Hope,
                       President and Chief Executive Officer
           Facsimile No: (612) 912-5900

                With a copy to:

           Maslon Edelman Borman & Brand,
           a Professional Limited Liability Partnership
           3300 Norwest Center
           90 South Seventh Street
           Minneapolis, Minnesota 55402
           Attention:  Neil I. Sell, Esq.
           Facsimile No:  (612) 672-8397

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

     14.6 Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision. All references in this Agreement to Article(s), Section(s), Schedule(s) or Exhibit(s) shall refer to Article(s),
Section(s), Schedule(s) or Exhibit(s) of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     14.7 Knowledge. Whenever used herein, the term "knowledge" with respect to any subject matter shall mean the actual knowledge of any one of the persons identified on Schedule 14.7, after due and diligent inquiry which included (i) appropriate review of Seller or an Affiliate's physical operation and records and (ii) making inquiry of any employees who had or would have been likely to have information with respect to such subject matter, including, without limitation, inquiry of regional vice presidents of Seller and each branch manager of any Acquired Facility.

     14.8 Attachments. Every Schedule and Exhibit referred to in this Agreement is incorporated in this Agreement by this reference. List 1 immediately following the table of contents hereto contains a list of such Schedules and Exhibits.

     14.9 Dispute Resolution. Any dispute among the parties hereto before the Closing, other than any dispute arising under Sections 3.3 (which shall be resolved in accordance with Section 3.6), may be resolved by application to any court of competent jurisdiction. Any dispute among the parties hereto arising on or after the Closing Date, other than any dispute arising under Sections 3.3,
3.5 and 3.7 which shall be resolved in accordance with Section 3.6, shall be resolved in accordance with the arbitration provisions of this Section 14.9.

           (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity thereof promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position. Within twenty (20) business days of the delivery of the Notice of Dispute, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. If the matter has not been resolved within 45 days of the disputing party's Notice of Dispute, or if the parties fail to meet within 20 days, either party may initiate arbitration of the controversy or claim as provided hereinafter.

           If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

           (b) Any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein, if not settled by negotiation as provided in paragraph
     (a) of this Section 14.9, shall be settled by arbitration in Chicago, Illinois, in accordance with the CPR Rules for Non- Administered Arbitration of Business Disputes, by three arbitrators. Each party shall choose one arbitrator and the two arbitrators so chosen shall choose a third arbitrator who must be a retired judge of a state or federal court of the United States. The arbitrators shall be appointed as provided by CPR Rule 5, Selection of Arbitrators by the parties. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16, and the award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

           (c) Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrators; provided, however, that all such discovery shall be commenced and concluded within ninety (90) days of the selection of the third arbitrator.

           (d) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 14.9(d) shall not be a basis for challenging the award.

           (e) The arbitrators shall instruct the non-prevailing parties to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing parties. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

     14.10 No Reliance. Except for the parties hereto and their assignees permitted under Section 14.13:

           (a) no third party is entitled to rely on any of the representations, warranties and agreements of Seller contained in this Agreement;

           (b) Seller assumes no liability to any third party because of any reliance on the representations, warranties and agreements of any of the parties contained in this Agreement; and

           (c) no other person or entity shall acquire any legal or equitable rights or remedies under this Agreement.

     14.11 Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

     14.12 Confidentiality. The provisions of that certain Confidentiality Agreement between Seller and Purchaser dated January 15, 1997, shall remain in full force and effect; provided, however, that upon consummation of the Closing, the Confidentiality Agreement shall be terminated.

     14.13 Parties Bound by Agreement. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as hereinafter provided, without the prior written consent of the other party, no party hereto may assign such party's rights, duties or obligations hereunder or any part thereof to any other person or entity prior to Closing, except that Purchaser may assign any or all of its rights, duties or obligations hereunder or any part thereof to any wholly owned subsidiary, including without limitation, G&K Services Co. Notwithstanding the foregoing, Purchaser shall continue to be primarily responsible for the performance of any obligations under this Agreement irrespective of any such permitted assignment.

     14.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     14.15 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     14.16 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay or failure on the part of any party hereto to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     14.17 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     14.18 Agreement as to Certain Matters. The parties understand and agree that, for purposes of the attorney-client privilege and attorney work product doctrine, the parties have a common legal interest in the review of the proposed transaction by the Department of Justice and in matters in which Seller is involved in litigation or in which Seller anticipates litigation with a third party. Specifically, each party expects that there will be (A) communications to or discussions with or under the direction of the attorneys of the other party in connection with the preparation of material to be submitted to the Department of Justice or other governmental agency in response to any request for information by said Department or other governmental agency , which communications or discussions are for the purpose of obtaining legal advice in connection therewith, and (B) communications between Seller's attorneys and Purchaser or its attorneys, concerning matters in which Seller is involved in litigation or in which Seller anticipates litigation with a third party, in connection with due diligence investigations conducted by Purchaser's attorneys. No such activity shall constitute a waiver of the attorney-client privilege or attorney work product doctrine with respect to information disclosed thereby, and such information shall not be disclosed to any third party unless authorized by the parties hereto or required by law.

     14.19 Access to Records. For a period of six (6) years after the Closing Date, Seller and its attorneys, accountants and representatives shall, upon reasonable advance notice to Purchaser during normal business hours and without disruption of the business of Purchaser, have reasonable access to all books, accounts, records, documents and information relating to Seller for any periods prior to the Closing Date in the possession or custody of Purchaser (or Purchaser's agents) for the purpose of examining and making copies of all or any portion of such properties relating to Seller. In addition, Seller and its attorneys and representatives shall, upon reasonable advance notice to Purchaser, during normal business hours and without disruption to the business of Purchaser, have reasonable access to the Hired Employees with respect to the defense of any on-going litigation or future claim against Seller. A representative of Purchaser may be present at all times during such access and investigation by Seller or its attorneys, accountants and representatives.

     14.20 Entire Agreement. This Agreement and the Schedules and Exhibits hereto, together with the documents and instruments delivered pursuant hereto, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement or any written agreement pertaining to another subject matter. No supplement, modification or waiver of the terms or conditions of this Agreement shall be binding unless executed in writing by authorized representatives of the parties hereto.

     14.21 No Express or Implied Warranties. Except for the express representations or warranties set forth in this Agreement, Purchaser acknowledges and agrees that the Purchased Assets are being conveyed to Purchaser hereunder "AS IS, WHERE IS AND WITH ALL FAULTS," without any other representation or warranty by Seller.


     [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all on and as of the date first written above.

                               NATIONAL SERVICE INDUSTRIES, INC.
                               a Delaware corporation


                               By: s/ Brock Hattox
                               Name:     Brock Hattox
                               Title     Executive Vice President and
                                         Chief Financial Officer

                               NATIONAL SERVICE INDUSTRIES, INC.
                               a Georgia corporation


                               By: s/ Brock Hattox
                               Name:     Brock Hattox
                               Title     Executive Vice President and
                                         Chief Financial Officer


                               NSI ENTERPRISES, INC.
                               a California corporation


                               By: s/ Brock Hattox
                               Name:     Brock Hattox
                               Title     Executive Vice President and
                                         Chief Financial Officer


                               G&K SERVICES, INC.
                               a Minnesota corporation

                               By: s/ William Hope
                               Name:      William Hope
                               Title:     President

                                    Exhibit A
                               Acquired Facilities

Industrial Plants:

Plant                       Plant #           Service Centers
Abilene, TX                 706               Brownwood, TX (drop point)
                                              San Angelo, TX
Atlanta, GA                 105               Columbus, GA
                                              Macon, GA
Atlanta, GA                 615               Cartersville, GA
                                              Chattanooga, TN
                                              Oakwood (Gainesville), GA
Augusta, GA                 209               Lexington (Columbia), SC
                                              Washington, GA (drop point)
Birmingham, AL              620               Huntsville, AL
                                              Birmingham, AL (8 13th Street)
Fort Myers, FL              4810
Fort Myers, FL              323
Fort Worth, TX              701               Henderson, TX
                                              Temple, TX
Graham, NC                  357
Huntington, WV              2610              Charleston, WV
Jonesboro, AR               2810
Lakeland, FL                4710              Lakeland, FL (4345 US 92)
Louisville, KY              3010              Cookeville, TN
                                              Lexington, KY
                                              Nashville, TN
Memphis, TN                 791
Mobile, AL                  614               Laurel, MS
Monroe, NC                  6510
Montgomery, AL              618               *Headland (Dothan), AL
                                              Montgomery, AL (Coosa St.)
                                              Opelika, AL
Odessa, TX                  711               Hobbs, NM
Opa Locka, FL               5910
Orlando, FL                 5110
Portsmouth, VA              560

Linen Plants:

Plant                       Plant #           Service Centers
Austin, TX                  167               Byran, TX (drop point)
                                              Houston, TX
                                              San Antonio, TX
Columbus, IN                135               Indianapolis, IN
Corpus Christi, TX          424               McAllen, TX
Fort Myers, FL              196
Houston, TX                 461
Portland, ME                133               2 Portland, ME locations
                                              (35 & 34 Diamond)
                                              Hampden (Bangor), ME
                                              Tewksbury (Lowell), MA
Utica, NY                   107               DeWitt (Syracuse), NY
                                              Elmira, NY
                                              Oneonta, NY
                                              Schenectady, NY
Warsaw, IN                  855               Lake Station, IN
Youngstown, OH              3910              Brooklin Heights (Cleveland), OH
                                              Canton, OH
                                              Columbus, OH
                                              DuBois, PA
                                              Erie, PA
                                              Pittsburgh, PA
                                              Zanesville, OH
                                              *Ebensburg, PA






     * "Excluded Asset" unless Purchaser provides notice to Seller in accordance with Section 1.2(g) of its intention to include in the "Purchased Assets."


                                       2